UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
NORTHWEST BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 8, 2024

Dear Shareholder:

We cordially invite you to attend the 2024 Annual Meeting of Shareholders of Northwest Bancshares, Inc., the parent company of Northwest Bank. The Annual Meeting will be held virtually at 11:00 a.m., Eastern Time on April 18, 2024. You will be able to access the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NWBI2024.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. Our directors and officers, as well as a representative from our independent registered public accounting firm, will be available to respond to any questions that shareholders may have.

The business to be conducted at the Annual Meeting includes the election of four directors, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2024 and the consideration of an advisory, non-binding resolution to approve the executive compensation described in the Proxy Statement.

Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of Northwest Bancshares, Inc. and its shareholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

Under rules established by the Securities and Exchange Commission, we sent the majority of those shareholders who are eligible to vote at the Annual Meeting a notice that explains how to access their proxy materials, including our 2023 Annual Report, online, rather than in traditional printed form. The notice also explains the steps our eligible shareholders can follow in order to vote their shares via the Internet, mobile or by phone. If you are among the shareholders who received the notice explaining this process and would prefer to receive your proxy materials in printed format, the notice also explains how to arrange to have the printed materials sent to you in the mail. If you are among those who received their proxy materials in printed form, rather than the notice, please note that you may still access these materials and vote your shares online by going to the following website: www.proxyvote.com.

Please take a moment now to cast your vote via the Internet, mobile or by phone as described on the enclosed Proxy Card, or alternatively, complete, sign, date and return the Proxy Card in the postage-paid envelope provided. Voting in advance of the Annual Meeting will not prevent you from voting virtually during the Annual Meeting, but will assure that your vote is counted if you are unable to attend the Annual Meeting virtually.

Sincerely,

/s/ Louis J. Torchio
Louis J. Torchio
President and Chief Executive Officer

NORTHWEST BANCSHARES, INC.

3 Easton Oval, Suite 500

Columbus, Ohio 43219

(800) 859-1000

NOTICE OF

2024 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 18, 2024

Notice is hereby given that the 2024 Annual Meeting of Shareholders of Northwest Bancshares, Inc. will be held virtually on April 18, 2024 at 11:00 a.m., Eastern Time. You will be able to access the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NWBI2024.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of four directors;

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2024;

3.	An advisory, non-binding resolution to approve the executive compensation described in the Proxy Statement; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned. Shareholders of record at the close of business on February 20, 2024, are the shareholders entitled to vote at the Annual Meeting, and any adjournments thereof.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, YOU MAY CHOOSE TO VOTE YOUR SHARES USING THE INTERNET, MOBILE OR PHONE VOTING OPTIONS EXPLAINED ON YOUR PROXY CARD OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING WITH THE CORPORATE SECRETARY OF NORTHWEST BANCSHARES, INC. A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE ANNUAL MEETING VIRTUALLY, YOU MAY REVOKE YOUR PROXY AND VOTE ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE VIRTUALLY DURING THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Richard K. Laws
Richard K. Laws
Executive Vice President, Chief Legal Counsel and Corporate Secretary

Columbus, Ohio

March 8, 2024

NORTHWEST BANCSHARES, INC.

Proxy Statement

NORTHWEST BANCSHARES, INC.

3 Easton Oval, Suite 500

Columbus, Ohio 43219

(800) 859-1000

2024 ANNUAL MEETING OF SHAREHOLDERS

April 18, 2024

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Northwest Bancshares, Inc., (“Company”) to be used at the 2024 Annual Meeting of Shareholders of Northwest Bancshares, Inc., which will be held virtually on April 18, 2024, at 11:00 a.m., Eastern Time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement are first being mailed to shareholders on or about March 8, 2024. You will be able to access the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NWBI2024.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of our shares of common stock, par value $0.01 per share, as of the close of business on February 20, 2024 are entitled to one vote for each share then held. As of February 20, 2024, there were 127,112,705 shares of common stock issued and outstanding. The virtual presence or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

As to the election of directors, the Proxy Card being provided by the Board of Directors enables a shareholder to vote “FOR” all nominees proposed by the Board, to withhold authority for all nominees or to vote for all except one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld. In addition, Northwest Bancshares, Inc. has adopted a policy regarding majority voting with respect to the election of directors. For more information, see “Policy Regarding Majority Voting”.

As to the ratification of KPMG LLP as our independent registered public accounting firm, by checking the appropriate box, a shareholder may: (i) vote “FOR” the ratification; (ii) vote “AGAINST” the ratification; or (iii) abstain from voting on such ratification. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the abstain box has been selected on the Proxy Card, is required for the approval of this matter.

As to the advisory, non-binding resolution to approve our executive compensation as described in this Proxy Statement, a shareholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) abstain from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the abstain box has been selected on the Proxy Card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on Northwest Bancshares, Inc. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Northwest Bancshares, Inc. or the Board of Directors.

As provided in Section D of Article 5 of our Articles of Incorporation, record holders of shares owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the outstanding shares of our common stock are not entitled to vote any shares held in excess of this 10% limit. Subject to certain exceptions, a person is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person. The Board of Directors of Northwest Bancshares, Inc. is authorized to construe and apply the provisions of Section D of Article 5 of the Articles of Incorporation, and to make all determinations it deems necessary or desirable to implement them, including determining the number of shares beneficially owned by any person and whether a person is an affiliate of or has an arrangement or agreement with another person, and to demand certain information from any person who is reasonably believed to beneficially own stock in excess of the 10% limit and reimbursement for all expenses incurred by Northwest Bancshares, Inc. in connection with an investigation conducted by the Board of Directors pursuant to the provisions of Article 5, Section D of the Articles of Incorporation.

If you have selected a broker or other intermediary to hold your common stock rather than having them directly registered with our transfer agent, Equiniti Trust Company, LLC, you will receive instructions directly from your broker or other intermediary in order to vote your shares. Your brokerage firm may also provide the ability to vote your proxy via the Internet, mobile or phone. Please be advised that if you choose to not vote your proxy, your brokerage firm only has the authority under applicable stock market rules to vote your shares “FOR” or “AGAINST” routine matters. The ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.

We are utilizing Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders of record and beneficial owners, unless they have directed us to provide the materials in a different manner or hold shares of our common stock through our stock-based benefit plans. The Notice provides instructions on how to access and review all of the information contained in the Company’s Proxy Statement and Annual Report to shareholders, as well as how to cast a vote. Shareholders who receive the Notice and who would still like to receive a printed copy of the proxy materials can find instructions for requesting these materials included in the Notice. We plan to mail the Notice to shareholders by March 8, 2024.

Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of February 20, 2024, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

Name and address of beneficial owners	Amount of shares owned and nature of beneficial ownership (1)	Percent of shares of common stock outstanding

BlackRock, Inc. (2) 50 Hudson Yards New York, New York 10001	18,136,299	14.3%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	14,959,190	11.8%
Dimensional Fund Advisors LP (4) Building One 6300 Bee Cave Road Austin, Texas 78746	8,712,090	6.9%
State Street Corporation (5) State Street Financial Center 1 Congress Street, Suite 1 Boston, Massachusetts 02114	7,366,498	5.8%

(1)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if they have shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)	As disclosed in Amendment 14 to Schedule 13G/A, as filed with the Securities and Exchange Commission on January 23, 2024.
(3)	As disclosed in Amendment 13 to Schedule 13G/A, as filed with the Securities and Exchange Commission on February 13, 2024.
(4)	As disclosed in Amendment 9 to Schedule 13G/A, as filed with the Securities and Exchange Commission on February 9, 2024.
(5)	As disclosed in Schedule 13G/A, as filed with the Securities and Exchange Commission on January 24, 2024.

REVOCATION OF PROXIES

Shareholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of our Board of Directors will be voted in accordance with the directions given thereon. You may vote via the Internet, mobile or phone as described on your Proxy Card. You may also vote by signing and returning your Proxy Card to Northwest Bancshares, Inc. Proxies we receive that are signed, but contain no instructions for voting, will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

Proxies may be revoked by sending written notice of revocation to the Corporate Secretary of Northwest Bancshares, Inc., Richard K. Laws, at 3 Easton Oval, Suite 500, Columbus, Ohio 43219, or by returning a duly executed proxy bearing a later date by mail, or voting on a later date via the Internet, mobile or phone, as described on your Proxy Card. The presence at the virtual Annual Meeting of any shareholder who had given a proxy shall not revoke such proxy unless the shareholder votes during the Annual Meeting or delivers a written revocation to the Corporate Secretary prior to the voting of such proxy.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is expected to consist of 12 members, effective immediately following the Annual Meeting. Our bylaws provide that directors are divided into three classes, as nearly equal in number as reasonably possible, such that approximately one-third of the directors are to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Four directors will be elected at the Annual Meeting and will serve until their successors have been elected and qualified. The Nominating and Corporate Governance Committee has nominated Deborah J. Chadsey, Wilbur R. Davis, Timothy M. Hunter and David M. Tullio to serve as directors for three-year terms. Each individual is currently a member of the Board of Directors.

The table below sets forth certain information regarding our nominees and the composition of our Board of Directors as of February 20, 2024 (with age information as of December 31, 2023), including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Annual Meeting for the election of the nominees identified below. If one or more nominees is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute or substitutes as the Nominating and Corporate Governance Committee may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

None of our Directors or Executive Officers had any shares pledged as collateral as of February 20, 2024. We have adopted a policy that prohibits our insiders from (i) pledging of Northwest Bancshares, Inc. stock as collateral against a loan or line of credit or holding Northwest Bancshares, Inc. stock in a margin account; and (ii) conducting any hedging activities (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to offset any decrease in the market value of Northwest Bancshares, Inc. stock.

The Board of Directors unanimously recommends that you vote “FOR” each of the persons nominated by the Board of Directors.

Name (1)	Age	Positions held in Northwest Bancshares, Inc.	Director since	Current term to expire	Shares of common stock beneficially owned (2)		Percent of class
NOMINEES
Deborah J. Chadsey	66	Director	2012	2024	82,260	(3)	*
Wilbur R. Davis	69	Director	2020	2024	126,518	(4)	*
Timothy M. Hunter	61	Vice Chairman of the Board	2015	2024	184,410	(5)	*
David M. Tullio	58	Director	2020	2024	25,438	(6)	*
DIRECTORS CONTINUING IN OFFICE
Robert M. Campana	64	Director	2015	2025	86,334	(7)	*
Timothy B. Fannin	70	Chairman of the Board	2013	2025	54,282	(8)	*
John P. Meegan	64	Director	2010	2025	136,460	(9)	*
Mark A. Paup	58	Director	2016	2025	88,384	(10)	*
Pablo A. Vegas	50	Director	2022	2026	7,418		*
Amber L. Williams	49	Director	2023	2026	—		*
Louis J. Torchio	61	President, Chief Executive Officer and Director	2022	2026	88,702	(11)	*
William W. Harvey, Jr.	57	Senior Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director	2022	2026	277,028	(12)	*
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Gregory J. Betchkal	60	Executive Vice President, Chief Risk Officer	N/A	N/A	12,027	(13)	*
John J. Golding	60	Senior Executive Vice President, Chief Consumer Banking Officer	N/A	N/A	98,497	(14)	*
Scott J. Watson	57	Executive Vice President, Chief Information Officer	N/A	N/A	47,890	(15)	*
All directors, nominees and executive officers as a group (15 persons)					1,315,648	(16)	1.0%
					(footnotes on following page)

(footnotes from previous page)

*	Less than 1%.
(1)	The mailing address for each person listed is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.
(2)	See definition of “beneficial ownership” in the table in “Voting Securities and Principal Holders Thereof”.
(3)	Includes options to purchase 44,292 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(4)	Includes options to purchase 4,320 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(5)	Includes options to purchase 37,092 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(6)	Includes options to purchase 4,320 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(7)	Includes options to purchase 30,612 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(8)	Includes options to purchase 27,012 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(9)	Includes options to purchase 44,292 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(10)	Includes options to purchase 42,814 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(11)

Includes options to purchase 32,522 shares of common stock, which are exercisable, and 7,969 restricted stock units (“RSUs”), which are scheduled to vest, both within 60 days of the date as of which beneficial ownership is being determined.

(12)

Includes options to purchase 55,765 shares of common stock, which are exercisable, and 5,579 RSUs, which are scheduled to vest, both within 60 days of the date as of which beneficial ownership is being determined.

(13)	Includes 12,027 RSUs which are scheduled to vest within 60 days of the date as of which beneficial ownership is being determined.
(14)

Includes options to purchase 41,098 shares of common stock, which are exercisable, and 2,220 RSUs, which are scheduled to vest, both within 60 days of the date as of which beneficial ownership is being determined.

(15)

Includes options to purchase 19,185 shares of common stock, which are exercisable, and 1,727 RSUs, which are scheduled to vest, both within 60 days of the date as of which beneficial ownership is being determined.

(16)

Includes options to purchase 383,324 shares of common stock, which are exercisable, and 29,522 RSUs, which are scheduled to vest, both within 60 days of the date as of which beneficial ownership is being determined.

Directors and Nominees

The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director. The principal occupation during the past five years of each of our directors is set forth below. All directors have held their present positions for five years unless otherwise stated. Each director is also a director of Northwest Bank.

Robert M. Campana is Chief Executive Officer of Campana Development, a real estate development company, and Chief Executive Officer of Campana Capital, a venture capital and private equity investment organization located in Westlake, Ohio. Mr. Campana previously served on the Boards of Directors of LNB Bancorp, Inc. and Lorain National Bank, and became a director of Northwest Bancshares, Inc. and Northwest Bank upon the acquisition of LNB Bancorp, Inc. and Lorain National Bank in 2015. Mr. Campana holds a business degree from Bowling Green State University and brings to the Board extensive experience in managing businesses and has significant experience in, and knowledge of, real estate development. Mr. Campana is the former president of P.C. Campana Inc. and has been recognized in his community for his entrepreneurial skills. In addition, Mr. Campana served on the Boards of Directors of LNB Bancorp, Inc. and Lorain National Bank for 17 years, which provides valuable insights to the Board of Directors of Northwest Bancshares, Inc., particularly in evaluating the business conditions in Northwest Bank’s Ohio markets, as well as in setting corporate strategy and compensation matters.

Deborah J. Chadsey is an attorney who has practiced law since 1989. She is a partner in the Buffalo, New York law firm Kavinoky Cook, LLP. She has been on the Northwest Board of Directors since 2012. In addition, she sits on the Board of Directors of Kensington-Bailey Neighborhood Housing Services/Gloria Parks Community Center. Ms. Chadsey graduated from Columbia University Law School in New York, New York where she was a Harlen Fiske Stone Scholar and is licensed to practice law in Pennsylvania, New York, and multiple federal district, bankruptcy and appellate courts and the United States Supreme Court. Ms. Chadsey brings to the Board specialization and experience in environmental and municipal law as well as commercial finance, land use and contract law.

Wilbur R. Davis co-founded Ontario Systems, LLC, a computer software company, serving as its Chief Executive Officer until 2008 and as its Chairman until the 2017 sale of the company. Capitalizing on his business experience, he launched Noble Why, LLC, an organizational effectiveness consulting firm dedicated to helping organizations foster passionate, purposeful, and productive cultures where there is both an individual and collective pride in the work being accomplished. Mr. Davis is an entrepreneur with both his BS and MBA from Ball State University. He has received recognition for his contributions to his industry and community, including an honorary doctorate in Business Management from Indiana Wesleyan University. Mr. Davis is an author, “Creating a Culture of Excellence, Changing the World of Work One Person at a Time”, sought-after speaker and training consultant with over 30 years of leadership experience. Prior to co-founding Ontario Systems, he gained financial, engineering, and software systems experience with MutualBank and General Motors. He currently serves as a board member for a number of organizations, including IU Health East Central Region and AAA Hoosier Motor Club. Mr. Davis brings his experience and expertise in the technology and human capital fields along with his prior experience on the Board of Directors of MutualFirst Financial, Inc. to the Board of Northwest Bancshares, Inc.

Timothy B. Fannin is a retired CPA and partner from the firm Catalano, Case, Catalano & Clark-Radzieta, LLP, Certified Public Accountants headquartered in Clearfield, Pennsylvania where he worked for 28 years. Mr. Fannin is a U.S. Army Veteran and graduated from the University of Pittsburgh with a BA degree in Business/Public Administration and holds an MBA from Clarion University of Pennsylvania. He was formerly certified in both business valuations and financial forensics. In addition, he was an adjunct Professor of Accounting and Finance at Pennsylvania State University from 2007 to 2009. Mr. Fannin’s public accounting background and professional designations assist the Board in its oversight of the audit, tax, financial reporting and risk management areas.

William W. Harvey, Jr. has been employed by Northwest since 1996, most recently serving as Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer for Northwest Bank and Northwest Bancshares, Inc. He was formerly Executive Vice President and Chief Financial Officer. Prior to joining Northwest, Mr. Harvey served as a Management Accounting Officer with PNC Bank and a Senior Auditor and Tax Specialist for KPMG LLP, both in Pittsburgh, Pennsylvania. Mr. Harvey is a CPA in the Commonwealth of Pennsylvania and holds a BA degree in Accounting from Indiana University of Pennsylvania. In addition, he is a graduate of the ABA Stonier Graduate School of Banking at the University of Pennsylvania. Mr. Harvey’s long and successful career with the company and vast experience with all facets of its operations as well as his involvement in shareholder relations, strategic planning and mergers and acquisitions make him well qualified to be our Chief Operating Officer as well as our Chief Financial Officer and a member of the Board of Directors.

Timothy M. Hunter has been President and Chief Executive Officer of McInnes Rolled Rings in Erie, Pennsylvania, since 2003. He has served on the Board of the Erie Regional Chamber and Growth Partnership. He is a past Chairman of the Manufacturer and Business Association and the Erie Community Foundation. Mr. Hunter is a CPA having worked for Ernst & Young in Philadelphia, Pennsylvania, and holds a BA degree in Accounting from Villanova University. Mr. Hunter has significant operations, finance and management experience in middle market manufacturing businesses combined with extensive knowledge and experience in accounting and reporting. He brings this background coupled with his considerable business and community involvement to the Board.

John P. Meegan is an accomplished financial and operational executive with over 35 years of experience in the financial services industry and has been a member of Northwest’s Board since 2010. He most recently served as Executive Vice President and Chief Operating Officer of Hefren-Tillotson Inc., a Pittsburgh-based Broker/Dealer and Registered Investment Advisor for 16 years and has had numerous executive positions with both regional and national financial services companies. In these roles, he gained valuable oversight, financial, and risk management skills. Mr. Meegan, a CPA, brings these skills to the Board and its committees. Specifically, Mr. Meegan’s experience provides expertise to the Audit and Risk Management committees. Additionally, he has considerable not-for-profit and Securities Industry Regulatory Board service including Financial Industry Regulatory Authority (FINRA) throughout his career which enhances his financial and operational expertise. Mr. Meegan holds a BA degree from Amherst College and an MBA from New York University Graduate School of Business.

Mark A. Paup is the President and Chief Executive Officer for Zippo Manufacturing Company, and W.R. Case and Sons Cutlery Company, both headquartered in Bradford, Pennsylvania. He is also the President and Director for Northern Lights Enterprises located in Wellsville, New York. Mr. Paup has served as Vice President of Sales and Marketing, National Sales Manager, European Sales Manager and Global Marketing Director since his career with Zippo began in 1994. He is a member of the Board of Directors of ZIPCORP, as well as serves as Chairman of Classic Zippo (Beijing) Commercial Co., Ltd. and Zippo Asia, Ltd. Additionally, he serves as President and Director of Zippo International Inc. In 2022, Mr. Paup was named to the board of directors for The Philo and Sarah Blaisdell Foundation located in Bradford. His other community commitments include Bradford Area Alliance, which is led by regional CEOs who strive to improve economic development in McKean County, Neighborhood Partnership Program for revitalization of the Bradford, Pennsylvania community, and the University of Pittsburgh of Bradford Advisory Board. Mr. Paup’s extensive experience in the areas of sales, marketing, and strategic planning assist the Board in its oversight of Northwest’s organic growth initiatives and strategic direction.

Louis J. Torchio was appointed as President and Chief Executive Officer of both Northwest Bancshares, Inc. and Northwest Bank and as a member of the Boards of Directors of both entities in August 2022. He joined Northwest in 2018, most recently serving as Senior Executive Vice President, Retail Lending. Prior to Northwest, Mr. Torchio served as Senior Vice President of Residential and Consumer Lending at Delaware County Bank. Active in both his community and profession, Mr. Torchio formerly held various community board positions, as well as senior management and executive committee positions at several large regional and community banking organizations. Mr. Torchio is a demonstrated leader and manager with extensive experience building organizations through both organic practice and strategic acquisitions. He holds a BS in business administration with a minor in computer programming from Fairmont State University, as well as an MBA in finance and financial management services from Franklin University. Mr. Torchio’s vast experience at both large and small institutions provides the breadth of knowledge needed to both lead the Company and be a member of its Board of Directors.

David M. Tullio is the President and Chief Executive Officer of Custom Engineering Company and Lamjen, Inc., both of which are located in Erie, Pennsylvania, and Venango Machine Company located in Wattsburg, Pennsylvania. For over 30 years, Mr. Tullio has worked in various management positions within the manufacturing industry and assumed his current role at Custom Engineering in 1997. He currently serves on the boards of the Enterprise Development Center of Erie County as well as the Erie Community Foundation. Mr. Tullio holds a BS degree in Industrial Engineering from Northwestern University and an MBA from Behrend College of Pennsylvania State University. Mr. Tullio brings to the Board extensive experience in the manufacturing and technology companies as well as deep community and board involvement.

Pablo A. Vegas has served as the President and Chief Executive Officer of the Electric Reliability Council of Texas (“ERCOT”), headquartered in Austin, Texas since 2022. He has a long history of service in the electric and gas industries as well as in management consulting. Prior to ERCOT, Mr. Vegas was Executive Vice President, Chief Operating Officer and President of Utilities for NiSource, Inc., located in Columbus, Ohio. Mr. Vegas has served in several roles, including Chief Customer Officer, Executive Vice President Gas Segment and President of the Columbia Gas Group with NiSource. Prior to NiSource, he held a variety of senior executive positions with American Electric Power (AEP), including President and Chief Operating Officer of AEP Ohio, AEP Texas and Chief Information Officer. Before his career in regulated utilities, he held senior leadership positions with IBM, PwC and Andersen Consulting. Mr. Vegas is the past-Chairman for One Columbus and also served on the Board of Trustees for the American Gas Foundation. Mr. Vegas attended the Advanced Management Program at Harvard Business School and holds a BS degree in Mechanical Engineering from the University of Michigan. Mr. Vegas brings to the Board expertise in regulated gas and electric industries and extensive experience in profit and loss optimization, strategic planning, technology innovation and environmental sustainability initiatives.

Amber L. Williams is Senior Vice President, Deputy General Counsel at Bath & Body Works, headquartered in Columbus, Ohio. With more than 20 years of experience in corporate law, she most recently served as VP Legal, Global Ethics & Compliance with Bath & Body Works and L Brands. Prior to joining L Brands, she held a variety of corporate counsel roles with Walmart, including Senior Associate General Counsel positions in two divisions, US Compliance and Real Estate Operations. She also served as Senior Counsel for NextiraOne, LLC. Active in organizations that serve the community, Ms. Williams serves on the board of the Center for WorkLife Law and previously was on the board of the Greater Columbus Chapter of the American Red Cross. She earned her juris doctor degree from the University of Texas School of Law, Austin, Texas, and her bachelor’s degree in English from Oakwood University, Huntsville, Alabama. Ms. Williams brings to the Board extensive experience as a corporate lawyer and strategist in consumer-facing companies, as well as specialization in corporate ethics and compliance.

Executive Officers who are not Directors

The principal occupation during the past five years of each of our executive officers, other than Mr. Torchio and Mr. Harvey, is set forth below.

Gregory J. Betchkal has been employed by Northwest since 2023, as Executive Vice President, Chief Risk Officer. Before joining Northwest he most recently served as Chief Risk Officer of Bread Financial Holdings, Inc., starting in 2017. Mr. Betchkal is a graduate of The Ohio State University College of Law and began his career as a securities regulator. Upon leaving the public sector, he served as Chief Compliance Officer for several broker/dealers including ING’s Advisor Network. He joined Citigroup where he served in Compliance leadership positions in both the U.S. and Europe. Mr. Betchkal then joined KeyBank in Cleveland, serving at various times as the Chief Compliance Officer, Chief Operational Risk Officer and Chief Enterprise Risk Officer.

John J. Golding has been employed by Northwest since 2016, most recently as Senior Executive Vice President, Chief Consumer Banking Officer. He was formerly Executive Vice President, Business Development and prior to that Senior Vice President and New York Region President. Prior to joining Northwest, Mr. Golding served as Senior Vice President and Senior Director of Small Business Banking as well as Senior Vice President and Retail Banking Director with First Niagara Bank. Prior to First Niagara Bank, Mr. Golding worked for Wachovia Bank where he held several senior leadership positions in Mortgage, Business and Retail Banking. Mr. Golding holds a BA degree in Business Management and Business Administration from North Carolina Wesleyan College.

Scott J. Watson has been employed by Northwest since 2019, most recently as Executive Vice President, Chief Information Officer. Mr. Watson has an extensive and deep 30 year career in bank information technology and operations. Prior to joining Northwest, Mr. Watson served as Senior Vice President, Chief Information Officer with Cape Cod Five, Orleans, Massachusetts. Mr. Watson has also served in various leadership positions with USAA, Wells Fargo, and Wachovia. Mr. Watson holds a BA degree in Business Administration from Kent State University and is a graduate from the CBA Executive Banking School.

Board Diversity

The following table provides the diversity statistics of Northwest Bancshares, Inc.’s Board of Directors as of December 31, 2023. The information provided below was based on voluntary information self-identified by each member of the Board of Directors.

Board diversity matrix
Total Number of Directors	12
	Female	Male
Part I: Gender Identity
Directors	2	10
Part II: Demographic Background
Black or African American	1	—
Hispanic or Latinx	—	1
White	1	9

Board Independence

The Board of Directors has determined that Directors Campana, Chadsey, Davis, Fannin, Hunter, Meegan, Paup, Tullio Vegas and Williams are, “independent” within the meaning of the Nasdaq corporate governance listing standards. Mr. Torchio and Mr. Harvey are not independent by virtue of being employees of the Company.

In determining the independence of the directors and the nominees listed above, the Board of Directors reviewed the transactions reported under “Transactions With Certain Related Persons,” below, as well as the following transactions and relationships, none of which are required to be reported under “Transactions With Certain Related Persons”. Each of the following products or services are with Northwest Bank. Director Campana has a mortgage, home equity line of credit, and commercial loans. Kavinoky Cook, LLP, where Director Chadsey is a law partner, has a commercial line of credit. Various companies, where Director Davis is a partner, have commercial loans and commercial lines of credit. Director Fannin has an unsecured line of credit. Director Tullio has residential mortgage and home equity line of credit. Additional loans (including residential mortgage loans, lines of credit and credit cards) have been made to related persons of Directors Campana, Chadsey, Hunter, Paup and Tullio.

Board Leadership Structure and Oversight

A key responsibility of the Board of Directors is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in our company. Each year, succession planning reviews are held at every significant organizational level of our company, culminating in a full review of senior leadership talent by the independent directors. During this review, the Chief Executive Officer (“CEO”) and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-quality candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing leadership assignments. It is a key success factor in managing the long-term planning and investment lead times of our business.

In addition, the CEO maintains in place at all times, and reviews with the independent directors, a confidential plan for the timely and efficient transfer of responsibilities in the event of an emergency or sudden incapacitation or departure.

The Board of Directors is actively involved in oversight of risks that could affect Northwest Bancshares, Inc. This oversight is conducted primarily through the Risk Management Committee of the Board of Directors, consisting of five independent directors, who meet at least quarterly for the specific purpose of evaluating our exposure to all risks specifically identified in banking regulations: credit, interest rate, strategic/capital, market price, liquidity, operational, business resumption, compliance/legal/regulatory, foreign exchange and reputation. The Risk Management Committee reports are prepared and presented by our Chief Risk Officer and reports of Committee meetings are made to the full Board of Directors during the next scheduled Board meeting. The Board of Directors also satisfies this responsibility through reports to the Board of Directors by the committee chair of all board committees regarding the committees’ considerations and actions, through review of minutes of committee meetings and through regular reports directly from officers responsible for oversight of particular risks within Northwest Bancshares, Inc. All board committees are responsible for the establishment of policies that guide management and staff in the day-to-day operation of Northwest Bancshares, Inc. and Northwest Bank such as lending, risk management, asset/liability management, investment management and others.

Meetings and Committees of the Board of Directors

The business of Northwest Bancshares, Inc. is conducted at regular and special meetings of the full Board and its standing committees. In addition, our independent directors meet in executive sessions. The standing committees consist of the Audit, Compensation, Innovation and Technology, Nominating and Corporate Governance, Risk Management and Trust Committees. During the year ended December 31, 2023, the Board of Directors of Northwest Bancshares, Inc. met at 11 regular meetings that were conducted either in-person or by way of video conferencing. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which they have been a director); and (ii) the total number of meetings held by all committees of the Board on which they served (during the periods that they served).

The following table sets forth the members of our Audit, Compensation and Nominating and Corporate Governance Committees as of January 1, 2024.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Robert M. Campana			X
Deborah J. Chadsey	X				X
Wilbur R. Davis			X		X	*
Timothy B. Fannin	X				X
Timothy M. Hunter	X		X	*	X
John P. Meegan	X	*			X
Mark A. Paup
David M. Tullio			X
Pablo A. Vegas			X		X
Amber L. Williams	X				X

*	Denotes Chairperson.

The duties and responsibilities of the Audit, Compensation and Nominating and Corporate Governance Committees are as follows.

Audit Committee. Each member of the Audit Committee is “independent” as defined in the Nasdaq corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board of Directors has determined that each of Messrs. Fannin, Hunter and Meegan qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Information with respect to the experience of Messrs. Fannin, Hunter and Meegan is included in “Directors”. Our Nominating and Corporate Governance Committee has adopted a written charter for the Audit Committee, which is available on our website at www.northwest.com.

The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating an independent registered public accounting firm to audit our annual financial statements;

•	overseeing our external financial reporting processes;

•	approving all engagements for audit and non-audit services by the independent registered public accounting firm;

•	reviewing the audited financial statements with management and the independent registered public accounting firm;

•

considering whether certain relationships with the independent registered public accounting firm and services not related to the annual audit and quarterly reviews are consistent with maintaining the independent registered public accounting firm’s independence;

•	overseeing the activities of the internal audit staff and reviewing management’s administration of the system of internal accounting controls;

•	engaging and overseeing any outsourcing or co-sourcing arrangements pertaining to the Internal Audit function and determining that the providers have adequate expertise to fulfill those duties; and

•	conducting an annual performance evaluation of the Committee and annually reviewing the adequacy of its charter.

Compensation Committee. Each member of the Compensation Committee is “independent” as defined in the Nasdaq corporate governance listing standards and under Securities and Exchange Commission Rule 10C-1. Such committee members also must not receive, directly or indirectly, fees in excess of $10,000 per year from us other than fees for service as a director. The Compensation Committee meets at least quarterly, or more frequently if necessary. Our Nominating and Corporate Governance Committee has adopted a written charter for the Compensation Committee, which is available on our website at www.northwest.com.

The purpose of the Compensation Committee is to, among other things, evaluate:

•

the compensation of the executive officers, other senior officers and employees, including oversight of base salary, cash incentive compensation, equity-based awards and other benefits and perquisites; and

•	the performance of the CEO on an annual basis and approve the base salary, cash incentive bonus, equity-based incentive awards and other compensation of the CEO.

In furtherance of these objectives, the Compensation Committee is responsible, among others, for:

•

approving the corporate compensation philosophy, including overseeing and monitoring the executive compensation policies, plans and programs for such officers to ensure that they are consistent with the compensation philosophy and the long-term interests of our shareholders;

•

reviewing and, if appropriate, amending and approving management’s recommendations for compensation issues such as salary ranges, annual merit increases, annual cash bonuses, long-term incentive plans, including equity-based compensation programs such as Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”) and incentive/variable compensation plans;

•	annually reviewing the CEO’s evaluation of the performance of the senior executives who report directly to the CEO in connection with its overall review of executive compensation;

•	evaluating, reviewing and approving the execution of employment and change in control agreements for senior management and reviewing the annual renewal of such agreements;

•	reviewing and approving all employee benefit plans, including retirement plans and health insurance;

•	at least annually, in consultation with the CEO, reviewing succession planning and management development activities and strategies regarding the CEO and other members of senior management;

•	annually issuing the Compensation Committee Report, which is included in our annual proxy statement;

•	annually reviewing Management’s Annual Risk Review Analysis of our compensation practices;

•	annually reviewing the compensation, discussion and analysis which is included in our annual proxy statement; and

•	periodically reviewing compensation, including benefits and equity awards, paid to non-employee directors.

The Compensation Committee has available the resources and authority necessary to properly discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. The Compensation Committee, in performing these duties and responsibilities with respect to director and executive officer compensation, relies on the assistance of professionals within our Human Resources Department. During 2023, the Compensation Committee utilized Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent executive compensation consulting firm, for an independent review of director and executive officer compensation, including benefits and equity awards. For the year ended December 31, 2023, we incurred $179,000 of fees for their compensation consulting services.

Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Such committee members also must not receive, directly or indirectly, fees in excess of $10,000 per year from us other than fees for service as a director. Our Nominating and Corporate Governance Committee has adopted a written charter for the committee, which is available on our website at www.northwest.com.

The functions of the Nominating and Corporate Governance Committee include the following:

•	leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for shareholder approval;

•	developing and recommending to the Board of Directors other specific criteria for the selection of individuals to be considered for election or re-election to the Board of Directors;

•

to annually receive and approve an applicable Code of Ethics and Code of Ethics for Senior Financial Officers and to develop and recommend corporate governance guidelines on an annual basis, or more frequently if appropriate;

•

to review the Board of Directors’ committee structure and recommend to the Board for approval of directors to serve as members on each committee and to make recommendations to the Board regarding size and compensation of the Board and other governance items related thereto;

•	adopting procedures for the submission of recommendations by shareholders for nominees for the Board of Directors; and

•	conducting an annual performance evaluation of the Committee and annually reviewing the adequacy of its charter and recommending any proposed changes to the Board of Directors.

The Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees, if it chooses to do so. The Nominating and Corporate Governance Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:

•	the highest personal and professional ethics and integrity and whose values are compatible with our values;

•	experience and achievements that have given them the ability to exercise and develop good business judgment;

•	a willingness to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	a familiarity with the communities in which we operate and/or is actively engaged in community activities;

•	involvement in other activities or interests that do not create a conflict with their responsibilities to Northwest Bancshares, Inc. and its shareholders; and

•	the capacity and desire to represent the balanced, best interests of our shareholders as a group, and not primarily a special interest group or constituency.

The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board is particularly interested in maintaining a mix that includes active or retired business professionals and senior executives, particularly those with experience in management, operations, finance, accounting, banking, risk management, compliance, information technology, or marketing and sales. As part of its periodic self-assessment process, the Board discusses the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of Northwest Bancshares, Inc. over both the short and long term. The Nominating and Corporate Governance Committee then gives consideration to these specific skill areas or experiences when considering candidates for nomination. Specific qualities or experiences could include matters such as experience in our industry, financial or technological expertise, leadership experience and relevant geographical experience. The effectiveness of the Board’s diverse mix of skills and experiences is considered as part of each Board self-assessment.

In addition to meeting these qualifications, a person is not qualified to serve as a director if they: (1) are under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (2) are a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

The Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards. We have also recently adopted stock ownership guidelines, which are described in “Compensation Discussion and Analysis—Long-Term Stock-Based Compensation”.

The Board of Directors holds itself and all members of various committees to the highest standard of professional and personal conduct. These requirements are included in our Code of Ethics and the Nominating and Corporate Governance Committee Charter and other committee charters. In addition, directors are required to have ongoing education, and the Board of Directors regularly reviews director compensation to confirm the reasonableness of such compensation.

Procedures for the Recommendation of Director Nominees by Shareholders. The Nominating and Corporate Governance Committee has adopted procedures for the submission of recommendations for director nominees by shareholders. There have been no material changes to these procedures since they were previously disclosed in Northwest Bancshares, Inc.’s Proxy Statement for the 2023 Annual Meeting of Shareholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our shareholders. Shareholders can submit the names of qualified candidates for Director by writing to us at 3 Easton Oval, Suite 500, Columbus, Ohio 43219, Attention: Corporate Secretary. The Corporate Secretary must receive a submission not less than 180 days prior to the anniversary date of our proxy materials for the preceding year’s annual meeting, which, for the 2025 Annual Meeting of Shareholders, is no later than September 4, 2024.

The submission must include the following information:

•	a statement that the writer is a shareholder and is proposing a candidate for consideration by the Committee;

•

the name and address of the shareholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Northwest Bancshares, Inc. or its affiliates;

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate;

•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected; and

•

a statement that the candidate is not: (1) under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (2) a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust that order is final and not subject to appeal; or (3) a person who has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

A nomination submitted by a shareholder for presentation by the shareholder at an Annual Meeting of Shareholders must comply with the procedural and informational requirements described in our Bylaws.

Shareholder Communications with the Board. A shareholder of Northwest Bancshares, Inc. who wants to communicate with the Board of Directors or with any individual director can write to: Board of Directors, Northwest Bancshares, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, Attention: Corporate Secretary. The letter should indicate that the author is a shareholder of Northwest Bancshares, Inc. and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed; or

•

attempt to handle the inquiry directly, or forward the communication for response by another employee of Northwest Bancshares, Inc. For example, a request for information about us on a stock-related matter may be forwarded to our Shareholder Relations Officer; or

•	not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic.

The Corporate Secretary will prepare a general summary of those communications that were not forwarded and provide a summary of activity to the Board of Directors each quarter.

Attendance at Annual Meetings of Shareholders

Although we do not have a formal written policy regarding director attendance at Annual Meetings of Shareholders, it is expected that directors will attend these meetings in person or virtually, absent unavoidable scheduling conflicts. All of our then-current directors attended our prior year’s Annual Meeting of Shareholders.

Policy Regarding Majority Voting

The Board of Directors has adopted a majority voting policy (“Policy”), which is utilized for the election of any director at any meeting of shareholders for uncontested elections and is not applicable for contested elections. For the purpose of the Policy, an “uncontested election” shall mean an election of directors where the only director nominees are those individuals recommended by the Board of Directors of the Company.

Pursuant to the Policy, any incumbent director nominee in an uncontested election who receives a greater number of votes “WITHHELD” than votes cast “FOR” at the shareholders meeting shall promptly tender his or her proposed resignation following certification of the shareholder vote.

The Nominating and Corporate Governance Committee will promptly consider the resignation and will recommend to the Board of Directors whether to accept the resignation or to take other action, including rejecting the resignation and addressing any apparent underlying causes of the failure of the director to obtain a majority of votes “FOR” such nominee. When considering the resignation and making its recommendation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons for the shareholders’ “WITHHELD” votes for the director (to the extent ascertainable), the length of service and qualifications of the director, the director’s contributions to the Company, whether the acceptance or rejection of the resignation will have any adverse affect on the Company’s compliance with any applicable law, rule, regulation or governing document, to determine whether the acceptance of the resignation is in the best interests of the Company and its shareholders.

The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the shareholder vote, but in any case, no later than 90 days following the certification of the shareholder vote.

If a majority of the members of the Nominating and Corporate Governance Committee are required to tender a resignation at the same election, then the other independent directors will appoint a special board committee amongst themselves solely for the purpose of considering the resignations and will recommend to the Board whether to accept, reject or take other action as to the resignations.

Code of Ethics

We have adopted a Code of Ethics that is applicable to our directors, officers and employees, including a Code of Ethics for Senior Financial Officers attached thereto. The Code of Ethics is available on our website at www.northwest.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on our website.

Audit Committee Report

The Audit Committee has issued a report that states as follows:

•	we have reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the year ended December 31, 2023;

•	we have discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board; and

•

we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.

This report has been provided by the Audit Committee, which consists of Directors Meegan, who serves as Chairperson, Chadsey, Fannin, Hunter and Williams.

Delinquent Section 16(a) Reports

Our common stock is registered pursuant to Section 12(b) of the Securities and Exchange Act of 1934. The officers and directors of Northwest Bancshares, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. Executive Vice President and Chief Risk Officer, Gregory J. Betchkal, filed one delinquent Form 4 relating to discretionary RSUs awarded in 2023. Based on our review of such ownership reports, we believe that no other officer, director or 10% beneficial owner of Northwest Bancshares, Inc. failed to file such ownership reports on a timely basis for the year ended December 31, 2023.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the CEO and those executive officers who report directly to the CEO. The Compensation Committee currently consists of Directors Hunter, who serves as Chairperson, Campana, Davis, Meegan and Tullio. None of these individuals was an officer or employee of Northwest Bancshares, Inc. during the year ended December 31, 2023, or is a former officer of Northwest Bancshares, Inc. Except as described below for Director Campana, none of the members of the Compensation Committee had any relationship requiring disclosure under “Transactions with Certain Related Persons”.

Name	Position	Nature of transaction	Largest aggregate balance over disclosure period ($)	Interest rate (%)	Principal balance 12/31 ($)	Principal paid 01/01 to 12/31 ($)	Interest paid 01/01 to 12/31 ($)

Robert M. Campana	Director	Home equity line of credit	1,118,575	8.240	582,582	2,297,164	57,217
Robert M. Campana	Director	Mortgage loan	186,179	1.750	159,928	28,855	2,819
Robert M. Campana	Director	Mortgage loan to family member	346,906	3.750	338,967	8,647	12,888

During the year ended December 31, 2023, (i) no executive officer of Northwest Bancshares, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of Northwest Bancshares, Inc.; (ii) no executive officer of Northwest Bancshares, Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Northwest Bancshares, Inc.; and (iii) no executive officer of Northwest Bancshares, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Northwest Bancshares, Inc.

Compensation Discussion and Analysis

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the Compensation Committee’s (“Committee”) process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2023.

Name	Position

Louis J. Torchio	President, Chief Executive Officer and Director
William W. Harvey, Jr.	Senior Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director
Gregory J. Betchkal*	Executive Vice President, Chief Risk Officer
John J. Golding	Senior Executive Vice President, Chief Consumer Banking Officer
Scott J. Watson	Executive Vice President, Chief Information Officer

*	Mr. Betchkal joined the Company on March 6, 2023.

Executive Summary. Northwest Bancshares, Inc. (“Company”) is a bank holding company headquartered in Columbus, Ohio. The Company operates Northwest Bank (“Bank”), a full-service financial institution headquartered in Warren, Pennsylvania. Through this subsidiary, the Company, as of December 31, 2023, operates 134 full-service community banking locations, eight free standing drive-through facilities, and 192 automated teller machines in Pennsylvania, New York, Ohio and Indiana. The Company has operated as a community-oriented financial institution since 1896 and has demonstrated a pattern of sustained expansion resulting from strong internal growth combined with a series of mergers, acquisitions, and new office openings.

2023 Business Highlights. Throughout 2023, despite industry-wide challenges, we experienced solid growth and stability across key financial metrics. Total assets reached $14.419 billion by December 31, 2023, marking a $305.8 million increase from the previous year. This growth was underpinned by a $494.4 million increase in gross loans receivable, which rose to $11.415 billion, demonstrating a strategic focus on loan portfolio expansion.

Amidst industry funding and liquidity challenges, we successfully navigated the landscape, culminating in a 4.5% increase in total deposits, reaching $11.980 billion by the end of 2023. This achievement not only underscores our ability to maintain a stable and diversified deposit base but also reflects our capacity to adapt and grow during challenging market conditions. We continue to lead our peers with one of the lowest cost of funds and while maintaining one of the lowest uninsured deposit bases in the nation at less than 25% of total deposits (less than 12% when excluding intercompany and collateralized deposits) with an overall average deposit balance of less than $17,000 per account.

In tandem with our asset and deposit growth, net income for the year increased by $1.3 million, reaching $135.0 million, or $1.06 per diluted share, when earnings for the banking sector generally declined. Furthermore, we delivered solid returns on average shareholders’ equity and assets, with annualized returns for 2023 at 8.94% and 0.95%, respectively, showcasing our commitment to delivering value to our shareholders. Additionally, our net interest income grew by $15.0 million, reaching $435.7 million for the year, which reflects our ability to effectively manage the interest rate environment and optimize our balance sheet.

Despite the macroeconomic challenges, our asset quality remains stable with overall delinquency at approximately 0.82% and 90-day delinquency at just 0.22%. And our capital levels remain strong with Tangible Common Equity (“TCE”) of 8.30% and all regulatory capital ratios comfortably above “Well Capitalized” levels providing flexibility for future growth and capital management strategies.

2023 Compensation Highlights. Our executive compensation program has three primary elements: base salary, annual incentives, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable shareholder value creation. Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal 2023:

•	Base Salaries. For 2023, the Committee approved 3% salary increases for Messrs. Torchio, Harvey, Golding and Watson.

•	Annual Incentives. Based on our financial performance in 2023, the funding of the Management Bonus was set at 85% of each NEO’s applicable bonus target.

•	Long-Term Equity Incentives. Long-term equity incentive awards were granted to the NEOs using an equally weighted mix of PSUs and RSUs.

Best Compensation Practices & Policies. We also believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our shareholders and executives:

What we do		What we don’t do
✓	Place an emphasis on performance-based, variable compensation	×	We do not allow repricing of underwater stock options without shareholder approval

✓	Maintain robust stock ownership guidelines	×	We do not have excessive perquisites

✓	Annual say-on-pay vote	×	We do not allow hedging or short sales or pledging of our securities

✓	Double-trigger vesting for equity awards in the event of a change in control under our long-term incentive plan	×	We do not pay dividends or dividend equivalents on unearned performance-based awards

✓	Maintain a recoupment (“clawback”) policy	×	We do not have tax gross ups

✓	Use an independent compensation consultant	×	We do not allow short selling or the use of Company stock as collateral for loans

Shareholder Say-on-Pay Vote. In accordance with the rules of the Securities and Exchange Commission, at our 2023 Annual Meeting of Shareholders, we held an advisory, non-binding vote to approve the compensation of our NEOs as described in the proxy statement (commonly referred to as a “Say-on-Pay Vote”), which vote received over 96% of the votes cast in favor of the proposal; and an advisory, non-binding vote on the frequency of the Say-on-Pay Vote in the future (“Frequency Vote”). At our 2023 Annual Meeting of Shareholders, our shareholders also recommended that we hold a Say-on-Pay Vote on an annual basis. Our Compensation Committee considered the recommendation of the shareholders at our previous Annual Meeting of Shareholders in reviewing executive compensation and in determining the frequency of future Say-on-Pay Votes and has determined to include the Say-on-Pay Vote in our proxy materials for each Annual Meeting of Shareholders until the next Frequency Vote, which is occurring no later than the 2029 Annual Meeting of Shareholders.

What Guides Our Program

Executive Compensation Philosophy and Objectives. Our executive compensation philosophy is driven by the following guiding principles that underpin the critical connections between performance, long-term value creation, talent management, compensation governance and our cultural values:

•

Competitively Positioned: Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we employ the best people to lead our success.

•

Performance-Driven and Shareholder-Aligned: A meaningful portion of total compensation should be variable and linked to the achievement of specific short- and long-term performance objectives and designed to drive shareholder value creation.

•	Responsibly Governed: Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Elements of Pay: Total Direct Compensation. Our executive compensation philosophy is supported by the following principal elements of pay:

Pay element	How it’s paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual strategic objectives that contribute to the creation of shareholder value.
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial goals that drive the creation of shareholder value and support the Company’s retention strategy.

Pay Mix. The executive compensation program uses a mix of fixed and variable pay. The program is structured to create a meaningful balance between achieving strong short-term annual results while ensuring long-term viability and success. Therefore, the mix of incentives is reviewed and determined regularly by the Compensation Committee based on the short- and long-term objectives of the business. The charts below show the target annual total direct compensation of our CEO and our other NEOs for fiscal 2023. These charts show that a significant portion of executive compensation is variable (56% for our CEO and an average of 49% for our other NEOs).

2023 Target total direct compensation
CEO	Other NEOs (Average)

Variable/At Risk 56%	Variable/At Risk 49%

Executive Compensation Decision-Making Process

The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program for our NEOs. The Committee is comprised of independent, non-employee members of the Board. The Committee works closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program including cash compensation, annual incentive compensation, equity based awards, and other benefits and perquisites throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which may be accessed on our website at www.northwest.com. The Committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Committee.

Members of our management team attend regular Compensation Committee meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. Only the Committee members can vote on decisions regarding NEO compensation.

The CEO reviews his recommendations pertaining to the compensation of the other NEOs with the Committee providing management input, transparency, and oversight. Approvals of NEO compensation other than CEO compensation are made by the Committee. The CEO does not participate in the deliberations of the Committee regarding his own compensation. Independent members of the Board make all final determinations regarding CEO compensation.

The Role of the Independent Consultant. During 2023, the Compensation Committee retained Pearl Meyer, an independent executive compensation consulting firm, to provide comprehensive consulting services to the Compensation Committee, including to:

•	provide information regarding base salary ranges and recommendations for the Executive Vice Presidents;

•	review the CD&A section of the proxy statement;

•	assist in developing goals for the short- and long-term incentive plans;

•	update the Compensation Committee about regulatory matters and trends;

•	assist with the development of 2023 executive compensation decisions;

•	attend Compensation Committee meetings; and

•	provide relevant peer compensation reporting and analysis.

Pearl Meyer reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee analyzed whether the work of Pearl Meyer raised any conflicts of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees the Company paid to Pearl Meyer as a percentage of Pearl Meyer’s total revenues; (iii) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer with any executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by Pearl Meyer. The Compensation Committee determined, based on its analysis of the above factors, among others, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company have not created any conflicts of interest.

The Role of Peer Group Companies. The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. In evaluating NEO compensation, we utilize market information which is supported by benchmark data from our peer group, as well as Pearl Meyer and McLagan, an Aon Hewitt company (“McLagan”), both nationally recognized compensation consulting firms. We establish compensation targets for substantially all of our employees so that their total cash compensation opportunity would be approximately between 15% below to 15% above the market median for fully qualified and experienced employees. For the year ended December 31, 2023, we utilized financial services survey data from McLagan in reviewing compensation for substantially all employees, including executive officers.

McLagan was utilized by Northwest Bancshares, Inc. based on their comprehensive set of reports within the financial services industry. McLagan provides complete compensation coverage for each job position in the financial services industry by extensive analysis of salaries, incentive eligible positions, incentive amounts with regard to base salaries, and total cash compensation. In addition, analysis by company size and geographic location is performed and categorized by jobs based on levels of responsibility and experience.

On an annual basis, with assistance from Pearl Meyer, the Company conducts a benchmarking and peer group exercise with the Compensation Committee. In September 2022, Pearl Meyer presented a review of the Company’s peer group using publicly traded U.S. banks with assets as of June 30, 2022 ranging from approximately 50% to 200% of the Company’s asset size. The Compensation Committee considered the “compatibility” and “comparability” of each company when selecting the 2023 peer group. The Compensation Committee reviewed, among other things, each peer company’s asset size, earnings, portfolio mix, geographical location, organizational structure and governance, number of employees, number of branch offices and service offerings.

Following selection and approval by the Compensation Committee of the peer group listed in the table, the Company was positioned near the median of the group in terms of asset size.

Atlantic Union Bankshares Corporation	First Financial Bancorp.	TFS Financial Corporation
Capitol Federal Financial, Inc.	First Merchants Corporation	TowneBank
Community Bank System, Inc.	Heartland Financial USA, Inc.	WesBanco, Inc.
Enterprise Financial Services Corp	NBT Bancorp Inc.	WSFS Financial Corporation
First Busey Corporation	Park National Corporation
First Commonwealth Financial Corporation	S&T Bancorp, Inc.

2023 Executive Compensation Program in Detail

Base Salary. Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Compensation Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Committee considers factors such as competitive market data as well as individual performance, experience, tenure, internal equity, and employee potential. Base salaries are adjusted using a merit increase pool and a performance evaluation process that consists of general rating factors. Merit increases are based on the NEO’s overall performance rating, the time interval and any added responsibilities since the last salary increase. For 2023, the Committee approved salary increases for the NEOs as follows:

Name	2023 Base salary	2022 Base salary	% Adjustment
Louis J. Torchio	$824,000	800,000	3%
William W. Harvey, Jr.	721,000	700,000	3%
Gregory J. Betchkal*	556,000	N/A	N	/A
John J. Golding	382,500	371,315	3%
Scott J. Watson	382,500	371,315	3%

*	Mr. Betchkal joined the Company on March 6, 2023.

Annual Incentives. We provide performance-based cash incentive awards to eligible personnel, including executive officers, under the Management Bonus Plan. Cash incentives are used to motivate and reward achievement of corporate and individual performance objectives. Funding for the Management Bonus Plan is based on an assessment of the Bank’s actual performance relative to the Compensation Committee’s pre-established financial performance levels based on a combination of financial factors as well as a comparison against a predetermined peer group. Actual payouts depend on the achievement of pre-determined financial performance objectives and can range from 0% to 150% of target award amounts.

Management Bonus Target Opportunity. Target annual bonus opportunities are expressed as a percentage of base salary and were established by the NEO’s level of responsibility and their ability to impact overall results. The Compensation Committee also considers market data in setting target award amounts. Target award opportunities for 2023 were as follows:

		Annual target bonus
Name	2023 Base salary	Percent	Dollar
Louis J. Torchio	$824,000	55%	$453,200
William W. Harvey, Jr.	721,000	50%	360,500
Gregory J. Betchkal	556,000	50%	278,000
John J. Golding	382,500	40%	153,000
Scott J. Watson	382,500	35%	133,875

Financial Performance Objectives, Levels & Results. For the year ended December 31, 2023, the Management Bonus Plan required that two gate metrics be satisfied in order for the cash incentive payout to be considered. These gate metrics included a threshold of net charge-offs of 0.50% or less and total delinquency of 3.00% or less. Once these gate metrics have been met, the financial factors considered to determine the payout level for the year ended December 31, 2023 were: return on average assets (“ROAA”), return on average equity (“ROAE”), efficiency ratio, and loan growth. Individual performance ratings also are considered when determining the actual payout amount. After the conclusion of the fiscal year, the CEO may suggest that the Compensation Committee consider additional adjustments to discretionary cash incentive awards that fall in line with the long-term advancement of our strategic initiatives.

The Management Bonus Plan sets levels of corporate performance targets, resulting in cash incentive payments to the NEOs in amounts ranging from 0% to 150% of target depending on actual performance.

		Performance range
Performance measures	Weighing	Threshold (25% payout)	Target (100% payout)	Maximum (150% payout)	Actual result
ROAA	25%	0.94%	1.14%	1.25%	0.95%
ROAE	25%	8.80%	10.88%	12.04%	8.94%
Efficiency Ratio	25%	61.92%	57.74%	57.22%	62.15%*
Loan Growth	25%	6.00%	9.84%	11.00%	4.53%

*	Excludes amortization of intangible assets and merger, asset disposition and restructuring expenses (non-GAAP).

The Compensation Committee also has discretion under the Management Bonus Plan to adjust the overall performance level achieved to include or exclude the effect of extraordinary, unusual or non-recurring items, changes in tax or accounting rules or the effect of mergers or acquisitions. These adjustments aim to maintain fairness to both participants and shareholders, while also fostering actions that promote the long-term health of the business and align with predetermined performance goals.

In light of the challenging macroeconomic landscape faced by regional financial institutions in 2023—including rising interest rates, fallout from bank failures, increased credit costs and compressed net interest margins—the Company made key strategic decisions during 2023 to help mitigate the economic headwinds and better position Northwest going forward. The Compensation Committee considered the following actions in determining final award payouts, which included:

•

Managing total loan growth to 4.5% and shifting to a heavier focus on commercial banking. In light of changing industry liquidity conditions, Northwest began redirecting internal cash flows from investment securities, 1-4 family first mortgage loans, fixed rate home equity loans and fixed rate indirect auto loans to commercial loan production. The effect was a shift of our loan mix to more commercial banking but constricted overall loan growth.

•

Controlling noninterest expenses. The Company consolidated branches, undertook an organizational restructuring, and renegotiated third-party contracts, which resulted in non-recurring expenses of approximately $6.7 million. The expense savings going forward will be allocated to the continued build-out of the Company’s credit administration, risk management, and internal audit functions that support our focus on commercial loan growth and better position the Company for the future.

Recognizing that the above strategic actions were not part of the target-setting process at the beginning of 2023, the Compensation Committee determined that performance against the original targets didn’t appropriately reflect the Company’s actual performance achievements for 2023. The Committee also considered Company’s performance at approximately 85% of its original net income budget despite the liquidity disruption in the marketplace which caused a significant increase in industry funding costs due to the unprecedented duration of the inverted yield curve, impact on margin, and the three bank failures which drove uncertainty within the mid-sized regional banking segment. As a result, the Compensation Committee elected to fund the Management Bonus at 85% of each NEO’s applicable bonus target.

Management Bonus Payouts. Based on the above results, the Compensation Committee determined that the management bonuses should be paid at a level between the Threshold and Target levels for all NEO, as summarized in the table below:

	Target bonus		Actual bonus
Name	Percent	Dollar	Percent	Dollar

Louis J. Torchio	55%	$453,200	51.4%	$423,500
William W. Harvey, Jr.	50%	360,500	46.8%	337,400
Gregory J. Betchkal	50%	278,000	44.6%	248,000
John J. Golding	40%	153,000	34.0%	130,100
Scott J. Watson	35%	133,875	31.2%	119,300

As a condition to receiving a management bonus cash incentive, our NEOs agree that any award is subject to recovery by us if the executive’s actions during that fiscal year that resulted in payment of the award are deemed by the Board of Directors to be illegal, unsafe or unsound or resulted in an elevated risk profile beyond the tolerances established by the Board of Directors.

Long-Term Stock-Based Compensation. The purpose of our 2022 Equity Incentive Plan is to promote the long-term financial success of Northwest Bancshares, Inc. and its subsidiaries, including Northwest Bank, by providing a means to attract, retain and reward individuals who contribute to that success and to further align their interests with those of the Company’s shareholders through the ownership of shares of Company stock. The Compensation Committee considers the following mix of equity:

Award type	Weighting	Design at-a-glance
PSUs	50%	PSUs align executive pay with achievement of financial metrics that are the most impactful to shareholders. Performance is measured against both relative and absolute metrics to provide a comprehensive and balanced evaluation of our long-term business performance. NEOs can earn between 0% and 150% of their target award opportunity. If achievement warrants and the executive remains employed by the Company, PSUs vest at the end of the three-year performance period.
RSUs	50%	RSUs granted to NEOs in fiscal 2023 vest in equal installments each year on the first three anniversaries of the grant date.

The Compensation Committee believes that this combination coupled with meaningful stock ownership requirements will ensure that executives are focused on shareholder value and the long-term success of the Company.

Target long-term opportunities are expressed as a percentage of base salary at the time of grant and were established by the NEO’s level of responsibility and their ability to impact overall results. The Compensation Committee also considers market data in setting target award amounts. Target award opportunities for 2023 were as follows:

		Long term incentive target award opportunity
Name	Base salary	Percent	Value

Louis J. Torchio	$800,000	75%	$600,000
William W. Harvey, Jr.	700,000	60%	420,000
Gregory J. Betchkal	556,000	60%	333,600
John J. Golding	371,315	45%	167,092
Scott J. Watson	371,315	35%	129,960

Fiscal 2023 Annual Long-Term Incentive Grants. For fiscal 2023, the NEOs received the following awards (excluding any one-time grants or awards):

	PSUs		RSUs
Name	Target # of units	Target value	# of units	Value

Louis J. Torchio	23,438	$300,000	23,438	$300,000
William W. Harvey, Jr.	16,407	210,000	16,407	210,000
Gregory J. Betchkal*	13,032	166,800	13,032	166,800
John J. Golding	6,528	83,546	6,528	83,546
Scott J. Watson	5,077	64,980	5,077	64,980

*

In addition to his regular annual award, on March 6, 2023, Mr. Betchkal received a one-time, new-hire equity grant of 22,339 RSUs, valued at $300,013 using the pre-share closing price of the Company’s common stock on the grant date. These RSUs are not included in the table above and vest in equal one-third tranches starting on the first anniversary of the grant date.

The number of units was calculated using the per-share closing price of the Company’s common stock on the grant date approved by the Board. Executives may earn the performance share unit portion of their awards by achieving certain metrics as established by the Compensation Committee over a three-year performance period.

A Closer Look at PSUs. The Compensation Committee believes that PSUs provide appropriate incentives for management to focus on long-term financial results, and that these performance goals correlate with the value of our common stock. NEOs can earn between 0% and 150% of their target award opportunity. The actual number of PSUs that are earned and vested is based on the achievement of pre-determined financial performance metrics at the end of a three-year performance period, as outlined below:

Metric	Weighting	Detail
Relative Return on Average Assets (“rROAA”)	100%	• Measured relative to the peer group over a three-year period
		• Provides a comprehensive view of relative financial performance and efficiency
		• Enables stakeholders to assess the overall health and competitiveness of the Company

The number of PSUs earned at the end of the three-year performance period will be based on the attainment of performance levels, including threshold, target, and maximum, and associated payouts will be established at the beginning of the performance cycle as follows:

	Performance range
	Threshold	Target	Maximum
Peer Group Rank	25th percentile	50th percentile	75th percentile
PSU Payout (as a % of Target)	50%	100%	150%

Performance below “threshold” for a given performance measure will result in forfeiture of the respective PSUs. Threshold performance will be achieved at the 25th percentile of the approved compensation peer group, Target performance at the 50th percentile of the peer group, and Maximum performance is at the 75th percentile of the peer group. At the end of each performance cycle, actual performance and the resulting payouts will be determined. Performance between threshold, target, and maximum will be determined using straight line interpolation and rounded up to the nearest whole number of PSUs.

Other Practices, Policies & Guidelines

Stock Ownership Guidelines. Our Board of Directors has adopted stock ownership guidelines for our NEOs and our non-employee directors, which must be achieved during a five-year phase-in period after the NEO or director first becomes subject to the guidelines. The Board believes these guidelines further align our NEOs’ and our non-employee directors’ interests with the interests of our shareholders. The minimum equity ownership guidelines for our continuing NEOs and our non-employee directors are as follows:

Title	Guideline
CEO	3x annual base salary
All Other NEOs	1x annual base salary
Non-Employee Directors	5x annual cash retainer

If the ownership requirement has not been met by the fifth anniversary of the date the NEO became subject to the ownership requirement multiple, then 100% of net shares acquired annually from employee equity awards must be retained until requirements are met. Shares that count towards the ownership requirement include shares owned and vested and unvested RSUs. Non-Qualified Stock Options, whether vested or unvested, and unvested PSUs do not count towards the ownership requirement. All NEOs currently meet the stock ownership requirements.

Clawback Policy. On November 15, 2023 the Board of Directors adopted a Clawback Policy, which adheres to the listing standards of the Nasdaq and the rules of the Securities and Exchange Commission (“SEC”). This policy requires recoupment of certain cash and equity incentive compensation paid to or deferred by certain executives in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. Under the Clawback Policy, recoupment is required if the Board determines that incentive-based compensation received by an executive exceeds the amount of incentive-based compensation that otherwise would have been received, had it been calculated based on the restated amounts.

No Pledging or Hedging Company Securities. We have adopted a policy that prohibits our insiders from (i) pledging Northwest Bancshares, Inc. stock as collateral against a loan or line of credit or holding Northwest Bancshares, Inc. stock in a margin account; and (ii) conducting any hedging activities (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to offset any decrease in the market value with respect to Northwest Bancshares, Inc. stock.

Retirement Plans. Substantially all of our employees hired prior to August 1, 2020, including our NEOs, are eligible to participate in our tax-qualified defined benefit plan, which is intended to provide a monthly retirement benefit. See “Defined Benefit Plan.”

Effective January 1, 2024, all employees who have attained age 18 are also eligible to make elective deferrals to our 401(k) plan. Employees are eligible for the Safe Harbor matching contribution on the first day of the month following the month in which 90 days of credited service is completed. We provide matching contributions equal to 100% of an eligible employee’s elective deferrals up to 4% of the employee’s eligible compensation.

We have also adopted a non-qualified supplemental executive retirement plan for the benefit of certain individuals whose benefits under the defined benefit plan are limited by restrictions contained in the Internal Revenue Code. Messrs. Torchio, Harvey and Golding participate in the supplemental executive retirement plan. See “Supplemental Executive Retirement Plan.”

Other Benefits and Perquisites. Executive officers participate in the same employee benefits programs generally available to all employees. Mr. Harvey participates in a Senior Managers’ Life Insurance Plan. See “Life Insurance Coverage.”

Employment Agreements/Change in Control Agreements. We have entered into employment agreements with NEOs Torchio, Harvey and Golding and change in control agreements with NEOs Betchkal and Watson. These agreements are designed to give us the ability to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to our operations. The employment agreements are for a two-year period. Agreements are reviewed for renewal annually by the Compensation Committee and provide for salary and bonus payments as well as additional post-employment benefits, primarily medical and dental benefits, under certain conditions, as discussed in the agreements. The agreements were negotiated directly with, and recommended for approval by, the Compensation Committee. The Compensation Committee believes such agreements are common and necessary to retain executive talent. For a discussion of these agreements and the payments that would be received by the NEOs under certain scenarios with respect to these agreements, see “Employment Agreements/Change in Control Agreements” and “Potential Payments to Named Executive Officers”.

Impact of Tax and Accounting. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Review of Risk Related to Compensation Policies and Procedures. The Compensation Committee is responsible for the oversight of employee compensation policies and procedures, including the determination of whether any material risk is imposed on Northwest Bancshares, Inc. from the annual cash incentive plan, long-term stock-based compensation plan and/or employment or change in control agreements. After reviewing the compensation policies and procedures, including the determination of whether any incentive/variable compensation programs encourage excessive risk taking by employees, the Compensation Committee has concluded such plans do not pose material risk to Northwest Bancshares, Inc.

Compensation Committee Report. The Compensation Committee of our Board of Directors has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement.

This report has been provided by the Compensation Committee, which consists of Directors Hunter, who serves as Chairperson, Campana, Davis, Tullio and Vegas.

The 2022 Equity Incentive Plan was approved by shareholders. The intention of the Compensation Committee with respect to the 2022 Equity Incentive Plan is to distribute a total of up to 3,500,000 shares to key employees and directors, with all grants based upon the level of responsibility, performance and market pricing of the roles of those eligible. The Compensation Committee determines which executives will receive stock awards as well as type, size and restrictions on the awards.

In 2023, the Compensation Committee granted long-term incentive compensation that is balanced between retention and forward-looking performance incentives. The Committee granted awards to senior executives that used a combination of RSUs and PSUs. The Compensation Committee believes that this combination coupled with meaningful stock ownership requirements will ensure that executives are focused on shareholder value and the long-term success of the Company. The grants consisted of two components, weighted as follows:

•	50% of an executive’s target long-term incentive value was awarded as RSUs vesting in one-third increments on each of the first, second and third anniversaries of the date of the grant; and

•	50% of the executive’s target long-term incentive value was awarded as PSUs which will have a three year cliff vesting schedule.

The number of units was calculated using the per share closing price of the Company’s common stock on the grant date approved by the Board. Executives may earn the performance share unit portion of their awards by achieving certain metrics as established by the Compensation Committee over a three-year performance period.

Grants of stock awards to an individual are based primarily on the individual’s level of responsibility, their performance, and market pricing for their individual role. Individual performance is evaluated using certain general elements applicable to all employees, including accountability, collaboration, customer experience, mentoring/coaching, and continuous improvement. Job specific elements for measuring the individual performance of our NEOs include the individual’s contributions to our operations and performance in the following areas: Mr. Torchio – strategic, operational and profitability considerations; Mr. Harvey – strategic, financial records/reporting, administrative, facilities and profitability considerations; Mr. Betchkal – strategic and risk management considerations; Mr. Golding – strategic, consumer banking, administrative and profitability considerations; and Mr. Watson – strategic, information systems, administrative and profitability considerations. These performance measures are not quantitative or otherwise measurable targets. Rather, stock award grants are based on the Named Executive Officer’s overall performance, which factors in how the officer performed in their areas of responsibility. The grant value is based off of a percentage of base determined by market and peer group comparisons for each role.

During the year ended December 31, 2023, under the 2022 Equity Incentive Plan, the Compensation Committee granted stock awards to employees, with different amounts given for different roles and levels of responsibility within our organization. Messrs. Torchio, Harvey, Betchkal, Golding and Watson were awarded 23,438, 16,407, 13,032, 6,528 and 5,077 RSUs, respectively, and 23,438, 16,407, 13,032, 6,528 and 5,077 PSUs. In addition, Mr. Betchkal was awarded an additional 22,339 of RSUs during 2023 as a one-time, new-hire equity grant.

In 2023, the Company awarded a total of 33,048 RSAs to the independent directors, which fully vest one year from the grant date, a total of 385,751 RSUs to certain employees, which vest over a three-year period with the first vesting occurring one year from the grant date, and a total of 176,623 PSUs to certain employees. Under the 2022 plan, 2,407,254 shares remain available for grant. The Key Performance Indicator (“KPI”) utilized to measure performance relative to the peer group is rROAA. The number of PSUs earned at the end of the three-year performance period will be based on the attainment of performance levels, including threshold, target, and maximum, and associated payouts will be established at the beginning of the performance cycle. Threshold performance will be achieved at the 25th percentile of the approved compensation peer group, Target performance at the 50th percentile of the peer group, and Maximum performance is at the 75th percentile of the peer group. At the end of each performance cycle, actual performance and the resulting payouts will be determined. Performance below “threshold” for a given performance measure will result in forfeiture of the respective PSUs; performance at or above “maximum” for a given performance measure will result in payout equal to 150% of the respective target PSUs. Performance between threshold, target, and maximum will be determined using straight line interpolation and rounded up to the nearest whole number of PSUs.

As a condition to receiving an annual performance-based equity incentive award, our NEOs agree that any award is subject to recovery by us if the executive’s actions during that fiscal year that resulted in payment of the award are deemed by the Board of Directors to be illegal, unsafe or unsound or resulted in an elevated risk profile beyond the tolerances established by the Board of Directors.

In addition, in the case of PSUs, each award is subject to clawback by the Company as may be required by applicable law, SEC or NASDAQ rule or regulation or the Company’s clawback policy.

Executive Compensation

The following table sets forth, for the three years ended December 31, 2023, certain information as to the total remuneration we paid to Mr. Torchio, who serves as our President and CEO, Mr. Harvey, who serves as our Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer and our four other most highly compensated NEOs at December 31, 2023. Information is also provided with respect to Mr. Reitzes, who served as our Senior Executive Vice President, Commercial Banking, and was no longer an executive as of December 31, 2023.

Summary compensation table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)(3)	All other compensation ($)(4)	Total ($)

Louis J. Torchio President, Chief Executive Officer and Director	2023	816,615	258,331	511,417	—	206,000	107,523	32,835	1,932,721
	2022	529,548	26,477	151,159	—	436,000	13,422	34,285	1,190,891
	2021	375,577	15,023	99,180	9,901	127,000	49,605	46,278	722,564
William W. Harvey, Jr. Senior Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director	2023	714,538	208,727	358,001	—	164,400	154,127	34,876	1,634,669
	2022	643,526	32,176	259,565	—	429,940	—	39,641	1,404,848
	2021	484,392	24,220	99,180	9,901	200,200	4,877	42,102	864,872
Gregory J. Betchkal Executive Vice President, Chief Risk Officer	2023	438,385	136,068	550,639	—	120,700	—	15,733	1,261,525
John J. Golding Senior Executive Vice President, Chief Consumer Banking Officer	2023	379,058	85,553	142,441	—	63,500	53,949	34,003	758,504
	2022	367,987	18,399	141,549	—	133,700	—	41,255	702,890
	2021	357,673	17,884	99,180	9,901	119,000	43,065	27,918	674,621
Scott J. Watson Executive Vice President, Chief Information Officer	2023	379,058	80,153	110,781	—	58,100	39,193	22,023	689,308
	2022	367,987	14,719	110,084	—	122,900	—	22,949	638,639
	2021	357,673	10,730	80,028	7,987	115,000	40,561	21,887	633,866
Mark T. Reitzes Senior Executive Vice President, Commercial Banking (4d)	2023	192,222	—	142,441	—	—	—	1,605,572	1,940,235
	2022	367,987	14,719	141,549	—	133,700	20,660	23,233	701,848
	2021	357,673	10,730	99,180	9,901	108,200	52,081	21,282	659,047

(footnotes on following page)

(footnotes from previous page)

(1)

Reflects the aggregate grant date fair value of PSUs and RSUs granted in 2023 and 2022. In 2021, this number reflects RSAs granted during the applicable year. The value is the amount recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the valuation of these awards are included in Notes 1(q) and 14(c) to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission. For the PSUs, the grant date fair value is based on the achievement at target, as prescribed by ASC Topic 718.

(2)

Reflects the aggregate grant date fair value of option awards granted during the applicable year. The value is the amount recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are included in Notes 1(q) and 14(d) to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission.

(3)

The change in pension value includes both the value of the benefit earned by the executive during the year as well as the financial impact of discount rate changes on the prior service benefits earned under the plan. When discount rates decline there is an increase in the value of the prior service benefits and when discount rates increase there is a decrease in the value of the prior service benefits. For the year ended December 31, 2023, the discount rate used to value plan benefits decreased to 4.79% from 4.99% which resulted in an increase in the value of the prior service benefits. The financial impact resulting from the decrease in discount rate for Messrs. Torchio, Harvey, Golding and Watson were increases of $7,185, $38,050, $6,315 and $4,476, respectively. For the year ended December 31, 2022, the discount rate used to value plan benefits increased to 4.99% from 2.75%, which resulted in a decrease in the value of the prior service benefits and for the year ended December 31, 2021, the discount rate increased to 2.75% from 2.39%.

(4)	The compensation represented by the amounts for 2023 set forth in the Total all other compensation column for the NEOs is detailed in the table below.

Name	Company contributions to qualified defined contribution plan ($)(a)	Company-paid life insurance premiums ($)(b)	Unvested restricted stock dividends ($)(c)	Social clubs ($)	Contract termination payment ($)(d)	Total all other compensation ($)
Louis J. Torchio	13,200	5,148	7,914	6,573	—	32,835
William W. Harvey, Jr.	13,200	5,071	13,674	2,931	—	34,876
Gregory J. Betchkal	11,575	4,158	—	—	—	15,733
John J. Golding	13,200	5,148	9,022	6,633	—	34,003
Mark T. Reitzes	7,689	2,574	2,551	—	1,592,758	1,605,572
Scott J. Watson	13,200	3,354	5,469	—	—	22,023

(a)

Reflects contributions to our tax qualified plan. Northwest Bank makes matching contributions equal to 100% of the employee’s 401(k) contributions, up to 4% of the employee’s eligible compensation limited by Internal Revenue Code restrictions.

(b)	Reflects excess premiums and/or payments for life insurance reported as taxable compensation on the NEO’s Form W-2.
(c)	Reflects dividends on shares of unvested restricted common stock, which are reported as taxable compensation on the NEO’s Form W-2.
(d)

On June 6, 2023, Northwest Bancshares, Inc. announced the departure of Mr. Reitzes effective June 9, 2023. Amounts reported reflect payments due to Mr. Reitzes under his Employment Agreement, dated as of April 7, 2020, in connection with his departure.

Amounts included in the “Stock awards” and “Option awards” columns for the years ended December 31, 2023, 2022 and 2021 represent grants under our 2022 Equity Incentive Plan and 2018 Equity Incentive Plan. Amounts related to stock awards and option awards are reported in the table above pursuant to applicable Securities and Exchange Commission regulations that require that we report the full grant-date fair value of grants in the year in which such grants are made even though vesting occurs over multiple years.

Amounts listed above in the “Salary” column are paid pursuant to employment agreements or change in control agreements with the NEOs. See “Employment Agreements/Change in Control Agreements”. Amounts listed in the “Bonus” column reflect a discretionary holiday bonus approved by the Compensation Committee and distributed to the majority of employees. Distribution ranges vary from 0% to 5% of base pay dependent upon tenure with us. Due to their years of service, Messrs. Torchio, Harvey, Golding and Watson each received a bonus equal to 5% of base pay, and Mr. Betchkal received 2% of base pay for the year ended December 31, 2023. Amounts listed in the “Non-equity incentive plan compensation” column reflect an incentive cash bonuses based on performance paid by the Compensation Committee under the Management Bonus Plan. See “Compensation Discussion and Analysis—Annual Cash Incentive”. Amounts listed in the “Change in pension value and nonqualified deferred compensation earnings” column reflect the aggregate year-to-year change in the actuarial present value of the NEO’s accrued pension benefit under all qualified defined benefit plans based on the assumptions used for FASB ASC 715 at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the FASB ASC 715 discount rate, changes in the mortality table, and changes due to the accrual of plan benefits.

There were no nonqualified deferred compensation earnings required to be reported because no employee deferred compensation plans existed during the year ended December 31, 2023.

Plan-Based Awards. The following table sets forth for the year ended December 31, 2023 certain information as to grants of plan-based awards for the NEOs.

Grants of plan-based awards for the year ended December 31, 2023
Name	Grant date			Estimated future payouts under non-equity-incentive plan awards			Estimated future payouts under equity-incentive plan awards			All other stock awards: number of shares or units (#)		Grant date fair value of stock and option awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Louis J. Torchio				113,300	453,200	679,800
	March 15, 2023	(a	)				—	23,438	—	23,438		264,381
	March 15, 2023	(b	)				11,719	23,438	35,157	—		247,037
William W. Harvey, Jr.				90,125	360,500	540,750
	March 15, 2023	(a	)				—	16,407	—	16,407		185,071
	March 15, 2023	(b	)				8,204	16,407	24,611	—		172,930
Gregory J. Betchkal				69,500	278,000	417,000
	March 15, 2023	(a	)				—	13,032	—	35,371	(c)	413,282	(c)
	March 15, 2023	(b	)				6,516	13,032	19,548	—		137,357
John J. Golding				38,250	153,000	229,500
	March 15, 2023	(a	)				—	6,528	—	6,528		73,636
	March 15, 2023	(b	)				3,264	6,528	9,792	—		68,805
Mark T. Reitzes	March 15, 2023	(a	)				—	—	—	6,528	(d)	73,636
	March 15, 2023	(b	)				—	—	—	—		68,805
Scott J. Watson				33,469	133,875	200,813
	March 15, 2023	(a	)				—	5,077	—	5,077		57,269
	March 15, 2023	(b	)				2,539	5,077	7,616	—		53,512

(a)	Represents RSUs granted during the fiscal year end December 31, 2023 from the 2022 Equity Incentive Plan.
(b)	Represents PSUs granted during the fiscal year end December 31, 2023 from the 2022 Equity Incentive Plan.
(c)	Includes additional grant of RSUs to Mr. Betchkal as a one-time, new-hire equity grant.
(d)	Represents RSUs and PSUs that were forfeited on June 9, 2023 upon Mr. Reitzes termination.

During the year ended December 31, 2023, RSUs and PSUs were awarded under our 2022 Equity Incentive Plan. The RSUs granted are subject to time-based vesting and are listed in the column entitled “All other stock awards: number of shares or units”. Awards listed under “Estimated future payouts under equity incentive plan awards” represent the amount of shares of RSUs (the first line for each NEO) and PSUs (the second line for each NEO) that can be earned as described in “Compensation Discussion and Analysis—Long-Term Stock-Based Compensation”. Each award of RSUs vests over three years beginning one year from the date of grant. Vesting is accelerated in the event of involuntary termination following a change in control of Northwest Bank or Northwest Bancshares, Inc. and in the event of the recipient’s death, disability or normal retirement (generally, the attainment of age 65). For a further discussion of grants made for the year ended December 31, 2023, see “Compensation Discussion and Analysis—Long-Term Stock-Based Compensation”.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2023 for the NEOs.

Outstanding equity awards at December 31, 2023
Name	Option awards						Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)

Louis J. Torchio	5,349	891	(7)	—	16.59	5/14/2028	36,163	451,314	30,548	381,239
	8,916	3,564	(8)	—	17.27	5/22/2029
	8,975	6,495	(9)	—	9.71	5/20/2030
	9,282	6,188	(10)	—	13.68	5/25/2031
William W. Harvey, Jr.	1,440	—		—	13.15	5/21/2024	39,208	489,316	25,423	317,279
	1,547	1,547	(4)	—	12.37	5/20/2025
	12,376	3,094	(5)	—	14.15	5/18/2026
	10,829	4,641	(6)	—	15.57	5/17/2027
	13,260	2,210	(7)	—	16.59	5/14/2028
	11,052	4,418	(8)	—	17.27	5/22/2029
	2,167	6,495	(9)	—	9.71	5/20/2030
	3,094	6,188	(10)	—	13.68	5/25/2031
Gregory J. Betchkal	—	—	—	—	—	—	35,371	441,430	13,032	162,639
John J. Golding	3,227	1,383	(6)	—	15.57	5/17/2027	20,023	249,887	13,186	164,561
	10,698	1,782	(7)	—	16.59	5/14/2028
	8,916	3,564	(8)	—	17.27	5/22/2029
	8,975	6,495	(9)	—	9.71	5/20/2030
	9,282	6,188	(10)	—	13.68	5/25/2031
Mark T. Reitzes	4,489	—	(11)	—	9.71	6/09/2024	—	—	—	—
	9,282	—	(11)	—	13.68	6/09/2024
Scott. J. Watson	4,458	1,782	(8)	—	17.27	5/22/2029	14,127	176,305	10,255	127,982
	7,239	5,241	(9)	—	9.71	5/20/2030
	7,488	4,992	(10)	—	13.68	5/25/2031

(1)	Shares reflected in this column represent grants of both RSAs and RSUs.
(2)	Market values are calculated using the closing market price of Northwest Bancshares, Inc.’s stock at December 31, 2023.
(3)	Shares reflected in this column represent the number of shares that would be issued to each NEO under the 2022 LTIP assuming that the target level of performance is achieved for each plan.
(4)	Remaining unexercisable options will vest equally on May 20, 2024.
(5)	Remaining unexercisable options will vest equally on May 18, 2024 and 2025.
(6)	Remaining unexercisable options will vest equally on May 17, 2024, 2025 and 2026.
(7)	Remaining unexercisable options will vest equally on May 14, 2024.
(8)	Remaining unexercisable options will vest equally on May 22, 2024 and 2025.
(9)	Remaining unexercisable options will vest equally on May 20, 2024, 2025 and 2026.
(10)	Remaining unexercisable options will vest equally on May 25, 2024 and 2025.
(11)	Due to Mr. Reitzes termination any currently exercisable stock options were adjusted to expire one year following his termination date, or June 9, 2024.

Option Exercises and Stock Vested. The following table sets forth information with respect to option exercises and stock that vested during the year ended December 31, 2023 for the NEOs.

Option exercises and stock vested for the year ended December 31, 2023
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Louis J. Torchio	—	—	6,136	66,544
William W. Harvey, Jr.	—	—	12,230	131,448
Gregory J. Betchkal	—	—	—	—
John J. Golding	—	—	6,616	71,678
Mark T. Reitzes	—	—	4,221	45,935
Scott J. Watson	—	—	4,168	45,262

Pension Benefits. The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2023 for the NEOs. See “Defined Benefit Plan” and “Supplemental Executive Retirement Plan” for a discussion of the plans referenced in this table.

Pension benefits at and for the year ended December 31, 2023
Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Louis J. Torchio	Northwest Bank Pension Plan	6	195,482	—
	Northwest Savings Bank Non-Qualified Supplemental Retirement Plan	6	98,202	—
William W. Harvey, Jr.	Northwest Bank Pension Plan	28	1,002,918	—
	Northwest Savings Bank Non-Qualified Supplemental Retirement Plan	28	174,665	—
John J. Golding	Northwest Bank Pension Plan	7	204,347	—
	Northwest Savings Bank Non-Qualified Supplemental Retirement Plan	7	24,239	—
Scott J. Watson	Northwest Bank Pension Plan	5	138,530	—

CEO Pay Ratio. The SEC rules require annual disclosure of the annual total compensation for both our CEO and our median employee along with the ratio of the CEO’s annual total compensation to the median employee’s annual total compensation.

We identified the median employee by: (i) obtaining a listing of all employees including active full-time, part-time, seasonal, and temporary employees excluding our CEO, Louis J. Torchio, as of December 31, 2023, and (ii) ranking the employees by all taxable earnings as of December 31, 2023.

Total compensation for this median employee was determined in the same manner as the “Total Compensation” shown for our CEO in the Summary Compensation Table. There were no cost-of-living adjustments, full-time equivalent adjustments, or annualization in the calculation of these amounts.

In determining the median employee, we included approximately 326 employees who work less than 1,000 hours per year and do not receive the complete line of benefits offered to full-time employees.

Annual Total Compensation of Median Employee	$51,100
Annual Total Compensation of Mr. Torchio, CEO	1,932,721
Ratio of CEO to Median Employee Compensation	38:1

Pay Versus Performance
In accordance with SEC rules, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Northwest Bancshares, Inc. performance for the fiscal years listed below. You should refer to our CD&A for a complete description of how executive compensation relates to Northwest Bancshares, Inc. performance and how the Compensation Committee makes its decisions.

	Principal Executive Officer (“PEO”)(1)				Non-PEO NEOs (2)		Value of initial fixed $100 investment based on:
	Summary compensation on table total		Compensation actually paid (3)		Average summary compensation on table total ($)	Average compensation actually paid ($)	Total shareholder return ($)	Peer group total shareholder return ($)(5)	Company metrics
Year	1st PEO ($)	2nd PEO ($)(4)	1st PEO ($)	2nd PEO ($)					Net income (in thousands)($)	Return on average assets (“ROAA”)
2023	—	1,932,963	—	1,897,705	1,094,014	1,029,588	96.63	114.99	134,957	0.95%
2022	802,002	1,190,891	580,603	1,255,743	862,057	933,361	101.06	107.54	133,666	0.94%
2021	1,688,530	—	1,758,462	—	730,276	793,259	96.62	128.28	154,323	1.08%
2020	1,558,296	—	1,498,796	—	730,029	624,237	82.01	90.81	74,854	0.58%

(1)
Mr. Seiffert served as Chairman, President and CEO during the years presented until his death on May 24, 2022. At this time, Mr. Harvey was appointed interim President and CEO. On August 17, 2022, Mr. Torchio was appointed President and CEO. Given these events, the Company has disclosed Mr. Seiffert’s total compensation and compensation actually paid for the time he served as CEO in 2022, and the full year for 2021 as “1st PEO” and has disclosed Mr. Torchio’s total compensation and compensation actually paid as the “2nd PEO” for 2023 and 2022. Mr. Torchio is then included in the non-PEO
NEOs disclosure for 2021. Mr. Harvey’s total compensation and compensation actually paid is included in the non-PEO
NEO disclosures for all years presented.

(2)
Non-PEO
NEOs average calculation includes Messrs. Harvey, Betchkal, Golding and Watson for 2023; Messrs. Harvey, Golding, Reitzes and Watson for 2022; and Messrs. Harvey, Torchio, Golding and Reitzes for 2021.

(3)	The following table provides a reconciliation between the summary com p ensation on table total and the compensation actually paid:

	1st PEO				2nd PEO				Non-PEO NEOs
Adjustments from Summary Compensation Table total	2023	2022	2021	2020	2023	2022	2021	2020	2023	2022	2021	2020
Deduction for change in actuarial present values reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column in the Summary Compensation Table	$—	—	(137,564)	(145,802)	$(107,523)	(13,422)	—	—	$(61,817)	(5,165)	(37,407)	(112,070)
Increase for service cost of pension plans	—	—	125,912	123,751	107,191	34,469	—	—	35,572	34,476	49,157	50,293
Increase/deduction for prior service cost of pension plans	—	—	—	—	—	—	—	—	—	—	—	—
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table	—	(460,279)	(196,620)	(112,358)	(511,417)	(151,159)	—	—	(290,466)	(163,187)	(109,081)	(63,358)
Increase based on fair value of awards granted during year that remain unvested as of year-end, determined as of year-end	—	—	165,456	142,627	521,964	176,755	—	—	292,849	187,724	92,029	80,413
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	—	—	47,665	(76,589)	(34,149)	13,591	—	—	(29,268)	13,133	30,379	(58,861)
Increase based on fair value of awards granted during year that vested during year, determined as of vesting date	—	273,656	36,252	16,390	—	—	—	—	—	—	19,836	9,251
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	—	(46,666)	7,331	(23,366)	(19,238)	(6,270)	—	—	(18,337)	(7,086)	4,978	(22,080)
Deduction of fair value of awards granted prior to year that were forfeited during year	—	—	—	—	—	—	—	—	—	—	—	—
Increase based on dividends or other earnings paid during year prior to vesting date of award	—	11,890	21,500	15,847	7,914	10,888	—	—	7,041	11,409	13,092	10,620

Total adjustments	$—	(221,399)	69,932	(59,500)	$(35,258)	64,852	—	—	$(64,426)	71,304	62,983	(105,792)

(4)	Mr. Torchio was appointed as the CEO during 2022. The disclosure for 2022 includes salary of $270,769 for his service as the CEO and $258,779 for his service prior to becoming the CEO.
(5)	Peer group total shareholder return reflects the value of $100 investment in the NASDAQ Bank Index.

In our assessment, the most important financial performance measures used to link CAP, as calculated in accordance with the SEC rules, to our NEOs in 2023 to our performance were:

•	ROAA;

•	ROAE and

•	Efficiency ratio.
The following illustrations provide a graphical description of CAP, as calculated in accordance with SEC rules, and the following measures, as well as our cumulative TSR versus our peer group’s cumulative TSR:

•	the Company’s cumulative TSR and the Company’s peer group TSR;

•	the Company’s net income; and

•	the Company selected measure, which is ROAA.
CAP and Cumulative TSR

CAP and Company Net Income

CAP and Company ROAA

Defined Benefit Plan
Northwest Bank maintains the Northwest Bank Pensio
n P
lan (“Pension Plan”), covering substantially all employees who started prior to August 1, 2020 and who satisfy the eligibility requirements of age 21 and the completion of one year of service. The plan is noncontributory and funded by the employer. Northwest Bank annually contributes an amount necessary to at least satisfy the actuarially determined minimum funding requirements under Section 430 of the Internal Revenue Code and in accordance with the Employee Retirement and Income Security Act of 1974, as amended (“ERISA”). For the plan year ended December 31, 2023, there was not a required contribution and therefore, the Bank elected to not contribute as management determined that the plan was in a well-funded position.
The benefits under the plan are payable on the
participant’s
normal retirement date which is age 65 and the completion of five years of service. Benefits are computed using the plan formula, eligible base pay and years of credited service. Upon retirement, benefits are payable as a lifetime annuity and the participant has the option to select from several choices of actuarially equivalent benefits. Early retirement is available as early as age 55 with the completion of five years of service or any time after the completion of 25 years of service but the benefit is reduced on an actuarial basis to account for early payment.
The plan formula for employees hired prior to January 1, 2008, and applicable to their service up through March 31, 2013, was 1.6% of five-year average monthly base pay plus 0.6% of average monthly base pay in excess of covered compensation (35 year average of the maximum taxable wage bases) multiplied by credited service up to a maximum of 25 years. The formula also provided an additional benefit equal to 0.6% of five-year average monthly base pay multiplied by credited service between 25 years and 35 years. The benefits computed under this formula were frozen effective March 31, 2013 and a new formula was adopted. Mr. Harvey was employed prior to March 31, 2013 and earned a portion of his pension benefit under this formula.
For service commencing January 1, 2013, which includes NEOs, benefits for all participants under the plan will be equal to 1% of eligible base pay for each calendar year that a participant completes at least 1,000 hours of service.
Effective August 1, 2020, the Pension Plan was amended to include a soft freeze. The soft freeze will allow those employees in an eligible position that were hired, rehired, or acquired on or before July 31, 2020, to continue to vest and accrue additional benefits for each year they are credited with 1,000 hours or more of service. Employees, including NEOs, that are hired, rehired, acquired, or transfer to an eligible job classification on or after August 1, 2020, are not eligible to participate in the Pension Plan.
The accrued annual pension benefit as of December 31,
2023,
for Messrs. Torchio, Harvey, Golding and Watson were $17,188, $107,872, $19,496 and $14,900 respectively. As of December 31, 2023, Messrs. Torchio, Harvey, Golding and Watson qualified for early retirement under the Retirement Plan. If Messrs. Torchio, Harvey, Golding and Watson had retired on December 31, 2023, and began receiving benefit payments immediately upon retirement, their annual pension benefit would have been $13,420, $63,614, $12,998 and $8,614, respectively. Mr. Betchkal was not eligible to participate in the Pension Plan due to joining the Company subsequent to the Pension Plan’s soft freeze in 2020.

Supplemental Executive Retirement Plan

Northwest Bank has adopted a non-qualified supplemental executive retirement plan (“SERP”) for certain participants in Northwest Bank’s Retirement Plan whose benefits are limited by Section 415(b) of the Internal Revenue Code (which limits the amount of annual benefits that may be accrued to fund future benefit payments) or Section 401(a)(17) of the Internal Revenue Code (which places a limitation on compensation taken into account for tax-qualified plan purposes; for 2023, that limit was $330,000). The SERP provides the designated executives with retirement benefits generally equal to the difference between the benefit that would be available under the Retirement Plan but for the limitations imposed by Internal Revenue Code Sections 401(a)(17) and 415(b) and that which is actually earned under the Retirement Plan as a result of the limitations.

Participants must elect the method of payment. Options for payment include a lump sum, three substantially equal annual installments, or five substantially equal annual installments, starting within 30 days of the earliest of the following events: the participant’s death, disability, retirement or a change in control, provided, however, that if the participant is a specified employee under Section 409A of the Internal Revenue Code, distribution following retirement must be delayed for six months. The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of Northwest Bank. The benefits paid under the SERP supplement the benefits paid by the Retirement Plan.

The accrued annual SERP benefit as of December 31, 2023, for Messrs. Torchio, Harvey and Golding were $8,635, $18,787 and $2,313, respectively. As of December 31, 2023, Messrs. Torchio, Harvey and Golding qualified for early retirement under the SERP. If Messrs. Torchio, Harvey and Golding had retired on December 31, 2023, and began receiving payments immediately upon retirement, their annual pension benefit would have been $6,741, $11,079 and $1,542, respectively.

Employment Agreements/Change in Control Agreements

Northwest Bancshares, Inc. and Northwest Bank are parties to a two-year employment agreement with each of Messrs. Torchio, Harvey and Golding. On each anniversary date, the term of the contracts may be renewed for an additional year and a contract that is not renewed expires twelve months following the anniversary date. Under the agreements, the 2023 base salaries of Messrs. Torchio, Harvey and Golding of $824,000, $721,000 and $382,500 respectively, are reviewed annually and may be increased but not decreased. In the event Northwest Bancshares, Inc. or Northwest Bank terminates their employment for reasons other than for “just cause” (as defined in the agreement), or if they resign due to “good reason” (as defined in the agreement), with or without a “change in control” (as defined in the agreement), within 30 days after the executive’s termination of employment, Northwest Bancshares, Inc. or Northwest Bank (or any successor) will pay the executive a cash lump sum equal to:

•	the sum of three times the highest rate of base salary and three times the highest rate of cash bonus paid during the prior three years, and

•	continuation of medical and dental coverage for 36 months from the date of termination, unless they obtain similar benefits from their new employer.

To the extent necessary, in order to avoid penalties under Section 409A of the Internal Revenue Code, the base salary and bonus amount shall be paid in a lump sum on the first day of the seventh month following the date of termination. During the employment term and thereafter, the executive shall be indemnified and covered under a standard directors’ and officers’ liability insurance policy provided by Northwest Bancshares, Inc. or Northwest Bank against all expenses and liabilities reasonably incurred in connection with or arising out of any action in which the executive may have been involved by reason of having been a director or officer of Northwest Bancshares, Inc. or Northwest Bank, including judgments, court costs, attorney’s fees and settlements approved by the Compensation Committee. However, such indemnification does not apply to matters where the executive is adjudged liable for willful misconduct in performing ones duties. All payments under any of the agreements will be made by Northwest Bank, but if not timely paid, Northwest Bancshares, Inc. shall make such payments. The agreements are binding on successors to Northwest Bancshares, Inc. and Northwest Bank.

In addition on September 20, 2023, as a result of Mr. Harvey’s retirement announcement, Northwest Bancshares, Inc. and Northwest Bank entered into a Retirement Agreement pursuant to which Mr. Harvey will transition from his role as Chief Financial Officer on June 30, 2024, or such earlier date in connection with the appointment of a new Chief Financial Officer. Mr. Harvey will then retire as Chief Operating Officer and as a director from the Company and the Bank on December 31, 2024, unless his employment is terminated earlier pursuant to the terms of his existing employment agreement. On September 20, 2023, the Company and the Bank also entered into an Independent Contractor Consulting Agreement with Mr. Harvey (“Consulting Agreement”), pursuant to which Mr. Harvey will remain with the Company and the Bank as a consultant during 2025. His continued employment and consulting periods are designed to assist with a seamless transition.

Under the Retirement Agreement, all of Mr. Harvey’s unvested equity grants under the Company’s equity incentive plans will vest at the end of the performance period pursuant to the terms of his existing equity award agreements. Under the Consulting Agreement, Mr. Harvey will serve as a consultant to the Company and the Bank for up to 20 hours per month during 2025 at an aggregate consulting fee of $1,081,500. Under the Consulting Agreement, Mr. Harvey will be considered an independent contractor and not a Company or Bank employee.

Northwest Bancshares, Inc. and Northwest Bank are parties to a one-year change in control agreement with each of Messrs. Betchkal and Watson. On each anniversary date the change in control agreement may be renewed for an additional year, and if it is not renewed it expires on the anniversary date. Under this agreement, the 2023 base salary for Mr. Betchkal was $556,000 and Mr. Watson’s base salary was $382,500. In the event of a “change of control” (as defined in the agreement), and if, within 24 months after the change in control, the executive either resigns due to “good reason” (as defined in the agreement) or is involuntarily terminated other than for “just cause,” (as defined in the agreement) within 30 days after the executive’s termination of employment, Northwest Bancshares, Inc. or Northwest Bank (or any successor) will pay the executive a cash lump sum equal to the sum of three times the executive’s highest rate of base salary and three times their highest rate of cash bonus paid to him during the prior three years. Northwest Bank would also continue the executive’s medical and dental coverage for 36 months from the date of termination, unless the executive obtains similar benefits from a new employer. To the extent necessary in order to avoid penalties under Internal Revenue Code Section 409A, the base salary and bonus amount shall be paid in a lump sum on the first day of the seventh month following the date of termination.

The following provisions apply to all of the employment and change in control agreements. If the executive’s employment is terminated for “just cause”, no further compensation or benefits shall be paid under the agreements and all unvested stock options and unvested restricted stock awarded to the executive, as well as all unexercised stock options, shall be immediately forfeited. If the executive becomes disabled (within the meaning of Internal Revenue Code Section 409A), Northwest Bank may terminate the agreement but will pay the executive their then-current base salary for the longer of the remaining term of the agreement or one year, reduced by the amount of any disability insurance, workers’ compensation or social security benefits paid to the executive. If the executive dies during the term of the agreement, Northwest Bank shall continue to pay their then-current base salary for one year and shall provide medical and dental benefits for the executive’s eligible dependents for three years after the executive’s death, at generally the same level as Northwest Bank was providing such benefits at the time of the executive’s death.

Potential Payments to Named Executive Officers

The following tables show potential payments that would be made to the NEOs upon specified events, assuming such events occurred on December 31, 2023, pursuant to each individual’s employment agreement, pursuant to stock benefits that have been granted under our equity incentive plans and pursuant to our policies with respect to health care and other benefits continuation. For a discussion of additional benefits that would be paid to the NEOs or their beneficiaries upon various termination scenarios, see “Defined Benefit Plan,” “Supplemental Executive Retirement Plan,” and “Life Insurance Coverage”.

Louis J. Torchio
Type of benefit	Involuntary termination or termination for good reason before change in control or within 24 months after change in control (1)		Voluntary termination	Termination for cause	Death (2)	Disability (3)	Retirement
Severance Pay	$2,472,000		—	—	824,000	1,510,667	—
Bonus Payment	1,430,493		40,831	—	476,831	476,831	40,831
Stock Option Vesting Acceleration (4)	17,991		—	—	17,991	17,991	—
RSA Acceleration (4)	100,252		—	—	100,252	100,252	—
RSU Acceleration (4)	351,062		—	—	351,062	351,062	—
PSU Acceleration (4)	381,239		—	—	119,958	119,958	—
Health Care and Other Benefits Continuation	73,422	(5)	—	—	49,950	—	—

William W. Harvey, Jr.
Type of benefit	Involuntary termination or termination for good reason before change in control or within 24 months after change in control (1)		Voluntary termination	Termination for cause	Death (2)	Disability (3)	Retirement
Severance Pay	$2,163,000		—	—	721,000	1,321,833	—
Bonus Payment	1,397,001		35,727	—	465,667	465,667	35,727
Stock Option Vesting Acceleration (4)	18,161		—	—	18,161	18,161	—
RSA Acceleration (4)	167,232		—	—	167,232	167,232	—
RSU Acceleration (4)	322,084		—	—	322,084	322,084	—
PSU Acceleration (4)	317,279		—	—	110,575	110,575	—
Health Care and Other Benefits Continuation	70,913	(5)	—	—	41,345	—	—

John J. Golding
Type of benefit	Involuntary termination or termination for good reason before change in control or within 24 months after change in control (1)		Voluntary termination	Termination for cause	Death (2)	Disability (3)	Retirement
Severance Pay	$1,147,500		—	—	382,500	701,250	—
Bonus Payment	457,959		18,953	—	152,653	152,653	18,953
Stock Option Vesting Acceleration (4)	17,991		—	—	17,991	17,991	—
RSA Acceleration (4)	113,580		—	—	113,580	113,580	—
RSU Acceleration (4)	136,307		—	—	136,307	136,307	—
PSU Acceleration (4)	164,561		—	—	64,221	64,221	—
Health Care and Other Benefits Continuation	25,673	(5)	—	—	—	—	—

(1)	The employment agreements provide for the lump-sum payment of three times the highest rate of base salary and three times the highest rate of cash bonus during the prior three years.
(2)

The employment agreements provide for a lump sum death benefit equal to one year of base salary. The employment agreements also provide for the continuation of medical and dental benefits to the executive’s eligible dependents for a period of three years after the executive’s death under the same terms immediately prior to termination.

(3)

All NEOs receive their base salary for the longer of (i) the remaining term of the agreement, or (ii) one year following the termination of their employment due to disability. The employment agreement provides the executive with their base salary in the first year following disability, reduced by any assumed short-term or long-term disability insurance benefits provided under separate insurance plans we maintain. Each NEO also receives medical and dental benefits previously provided for a period of up to 36 months under the same terms immediately prior to termination due to disability.

(4)

Equity award agreements for all participants, including NEOs, provide for the acceleration of unvested equity awards in the event of disability, death, and in certain corporate transactions including a Change in Control as defined under the 2022 Equity Incentive Plan and 2018 Equity Incentive Plan. The 2022 Equity Incentive Plan and 2018 Equity Incentive Plan and related forms of equity award agreements have been filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

(5)

The employment agreements provide for non-taxable medical and dental coverage for 36 months from the date of termination at substantially identical terms to the coverage maintained by the employer for the executive and their eligible dependents prior to termination unless the executive obtains similar benefits from another employer.

Gregory J. Betchkal
Type of benefit	Involuntary termination or termination for good reason before change in control or within 24 months after change in control (1)		Voluntary termination	Termination for cause	Death (2)	Disability (3)	Retirement
Severance Pay	$1,668,000		—	—	556,000	1,019,333	—
Bonus Payment	770,304		8,768	—	256,768	256,768	8,768
Stock Option Vesting Acceleration (4)	—		—	—	—	—	—
RSA Acceleration (4)	—		—	—	—	—	—
RSU Acceleration (4)	441,430		—	—	441,430	441,430	—
PSU Acceleration (4)	162,639		—	—	40,660	40,660	—
Health Care and Other Benefits Continuation	76,457	(5)	—	—	60,102	—	—

Scott J. Watson
Type of benefit	Involuntary termination or termination for good reason before change in control or within 24 months after change in control (1)		Voluntary termination	Termination for cause	Death (2)	Disability (3)	Retirement
Severance Pay	1,147,500		—	—	382,500	701,250	—
Bonus Payment	425,559		18,953	—	141,853	141,853	18,953
Stock Option Vesting Acceleration (4)	14,518		—	—	14,518	14,518	—
RSA Acceleration (4)	70,300		—	—	70,300	70,300	—
RSU Acceleration (4)	106,005		—	—	106,005	106,005	—
PSU Acceleration (4)	127,982		—	—	49,946	49,946	—
Health Care and Other Benefits Continuation	25,673	(5)	—	—	—	—	—

(1)	The change in control agreements provide for the lump-sum payment of three times the highest rate of base salary and three times the highest rate of cash bonus during the prior three years.
(2)

The change in control agreements provide for a lump sum death benefit equal to one year of base salary. The change in control also provides for the continuation of medical and dental benefits to the executive’s eligible dependents for a period of three years after the executive’s death under the same terms immediately prior to termination.

(3)

All NEOs receive their base salary for the longer of (i) the remaining term of the agreement, or (ii) one year following the termination of their employment due to disability. The change in control agreement provides the executive with their base salary in the first year following disability, reduced by any assumed short-term or long-term disability insurance benefits provided under separate insurance plans we maintain. Each NEO also receives medical and dental benefits previously provided for a period of up to 36 months under the same terms immediately prior to termination due to disability.

(4)

Equity award agreements for all participants, including NEOs, provide for the acceleration of unvested equity awards in the event of disability, death, and in certain corporate transactions including a Change in Control as defined under the 2022 Equity Incentive Plan and 2018 Equity Incentive Plan. The 2022 Equity Incentive Plan and 2018 Equity Incentive Plan and related forms of equity award agreements have been filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

(5)

The change in control agreement provides for non-taxable medical and dental coverage for 36 months from the date of termination at substantially identical terms to the coverage maintained by the employer for the executive and their eligible dependents prior to termination unless the executive obtains similar benefits from another employer.

Life Insurance Coverage

Northwest Bank generally provides group term life insurance to its employees. The amount of eligible life insurance coverage is a multiple of their base salary up to a maximum of $700,000 or flat dollar amount based on their job classification. Pay grade level or job classification determines the flat dollar amount or multiple used. The first $50,000 of group term life insurance coverage is a non-taxable benefit each year.

Mr. Harvey participates in a Senior Managers’ Life Insurance Plan, which was frozen to new participants prior to January 1, 2000. Under this plan, Mr. Harvey has the option to continue his individual policy into retirement. This plan was designed to allow participants to waive an equal amount of coverage in the group term life insurance plan in order to purchase a whole life insurance plan using their own funds in conjunction with the amount Northwest Bank would have spent for his group term premium expense. The benefit then becomes a split dollar arrangement. The officer’s coverage is provided through two sources: the group term life insurance plan, which has a carve-out provision funded by bank-owned life insurance, and an individual policy owned by the executive. The Senior Managers’ Life Insurance Plan thus gives Mr. Harvey a means to obtain post-retirement life insurance that is not available through the group term life plan.

Under Northwest Bank’s life insurance plans, the pre-retirement death benefit amount is determined as a flat dollar amount or a multiple of the employee’s annual base salary rounded up to the next $1,000. Multiples range from 200% to 500% based on pay grade levels. The NEOs are all eligible for the highest multiple of 500% or maximum of $700,000. The group term life insurance plan does not have a post-retirement death benefit provision. As of December 31, 2023, the pre-retirement death benefit amounts from the Northwest Bank plan were as follows: $700,000 for Mr. Torchio; $150,000 for Mr. Harvey; $700,000 for Mr. Betchkal; $700,000 for Mr. Golding and $700,000 for Mr. Watson.

The federal income tax treatment and the annual economic benefit realized by each NEO vary depending on the amount of life insurance in the Northwest Bank plan and the Senior Managers’ Life Insurance Plan. The specific arrangement with each NEO is discussed below.

The premiums paid by Northwest Bank for the NEOs for life insurance coverage during 2023 totaled $10,900, consisting of the following premiums: $1,176 for Mr. Torchio; $5,902 for Mr. Harvey; $980 for Mr. Betchkal; $1,176 for Mr. Golding and $1,176 for Mr. Watson. However, the imputed economic benefit for this life insurance coverage during 2023 was as follows: $5,148 for Mr. Torchio; $5,071 for Mr. Harvey; $4,158 for Mr. Betchkal; $5,148 for Mr. Golding and $3,354 for Mr. Watson. The imputed economic benefit to the NEOs of the 2023 premium payments is included in the “All Other Compensation” column of the Summary Compensation Table and is described in a footnote to that column for each NEO. The amount of such economic benefit was determined using the amount imputed to the individual under applicable tables published by the Internal Revenue Service multiplied by the aggregate death benefit payable to the individual’s beneficiary.

Director Compensation

The following table sets forth for the year ended December 31, 2023 certain information as to the total remuneration to Northwest Bancshares, Inc.’s directors. Messrs. Torchio and Harvey did not receive separate compensation for their service as a director.

Director compensation table
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)		Option awards ($)		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)(2)	All other compensation ($)(3)	Total ($)

Robert M. Campana	79,250	47,002	(4)	—	(4)	—	10,422	8,851	145,525
Deborah J. Chadsey	79,625	47,002	(5)	—	(5)	—	14,394	9,314	150,335
Wilbur R. Davis	78,250	47,002	(6)	—	(6)	—	80,877	5,296	211,425
Timothy B. Fannin	124,125	47,002	(7)	—	(7)	—	19,506	9,383	200,016
Timothy M. Hunter	93,750	47,002	(8)	—	(8)	—	9,361	9,175	159,288
John P. Meegan	88,000	47,002	(9)	—	(9)	—	14,746	9,283	159,031
Mark A. Paup	73,500	47,002	(10)	—	(10)	—	7,425	8,437	136,364
David M. Tullio	79,500	47,002	(11)	—	(11)	—	6,014	4,851	137,367
Pablo A. Vegas	72,500	47,002	(12)	—	(12)	—	3,869	3,411	126,782
Amber L. Williams	42,333	47,002	(13)	—	(13)	—	—	180	89,515

(1)

Reflects the aggregate grant date fair value of RSAs of 3,672 shares granted to each director on March 15, 2023 with a grant date market value of $12.80 per share. This award vests fully one-year from the date of grant. The assumptions used in the valuation of these awards are included in Notes 1(q) and 14(c) to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission.

(2)

Reflects change in pension value and nonqualified deferred compensation for each director as follows: Mr. Campana, $10,422 and $0; Ms. Chadsey, $14,394 and $0; Mr. Davis, $9,328 and $71,549; Mr. Fannin, $19,506 and $0; Mr. Hunter, $9,361 and $0; Mr. Meegan, $14,746 and $0; Mr. Paup, $7,425 and $0; Mr. Tullio, $6,014 and $0; Mr. Vegas, $3,869 and $0; Ms. Williams, $0 and $0.

(3)

Reflects dividends on unvested RSAs and taxable value of excess life insurance for each director as follows: Mr. Campana, $7,663 and $1,188; Ms. Chadsey, $8,095 and $1,219; Mr. Davis, $4,077 and $1,219; Mr. Fannin $8,095 and $1,288; Mr. Hunter $7,987 and $1,188; Mr. Meegan, $8,095 and $1,188; Mr. Paup, $7,663 and $774; Mr. Tullio, $4,077 and $774; Mr. Vegas, $2,997 and $414; Ms. Williams, $0 and $180.

(4)	At December 31, 2023, Mr. Campana had 30,612 vested stock options, 12,588 unvested stock options and 8,391 unvested shares of restricted stock.
(5)	At December 31, 2023, Ms. Chadsey had 44,292 vested stock options, 13,308 unvested stock options and 8,661 unvested shares of restricted stock.
(6)	At December 31, 2023, Mr. Davis had 4,320 vested stock options, 2,880 unvested stock options and 4,752 unvested shares of restricted stock.
(7)	At December 31, 2023, Mr. Fannin had 27,012 vested stock options, 13,308 unvested stock options and 8,661 unvested shares of restricted stock.
(8)	At December 31, 2023, Mr. Hunter had 37,092 vested stock options, 13,308 unvested stock options and 8,661 unvested shares of restricted stock.
(9)	At December 31, 2023, Mr. Meegan had 44,292 vested stock options, 13,308 unvested stock options and 8,661 unvested shares of restricted stock.
(10)	At December 31, 2023, Mr. Paup had 30,612 vested stock options, 12,588 unvested stock options and 8,391 unvested shares of restricted stock.
(11)	At December 31, 2023, Mr. Tullio had 4,320 vested stock options, 2,880 unvested stock options and 4,752 unvested shares of restricted stock.
(12)	At December 31, 2023, Mr. Vegas had 0 vested stock options, 0 unvested stock options and 3,672 unvested shares of restricted stock.
(13)	At December 31, 2023, Ms. Williams had 0 vested stock options, 0 unvested stock options and 0 unvested shares of restricted stock.

Amounts included in the “Stock Awards” column for the year ended December 31, 2023 represent the value of current year grants under our 2022 Equity Incentive Plan pursuant to applicable Securities and Exchange Commission regulations that require that we report the full grant-date fair value of grants in the year in which such grants are made. The amount included in the “Change in pension value and nonqualified deferred compensation earnings” column reflects the change in the estimated present value of future benefits under our retirement plans for directors as well as the amount of interest paid on deferred compensation over the applicable federal rate.

The full board of directors determines director compensation. In determining director compensation, we utilize market information that is provided by our Chief Human Resources Officer, which is supported by survey data from various sources, as well as through consultation with Pearl Meyer, an independent executive compensation consulting firm.

The following table sets forth for the year ended December 31, 2023 cash compensation received by each nonemployee director of Northwest Bancshares, Inc. and Northwest Bank.

	Board service			Board Committee service
Director	Board retainer	Independent Chairman and Vice Chairman		Audit Committee member		Compensation Committee member		Nominating and Corporate Governance Committee member		Risk Management Committee member		Trust Committee member		Innovation and Technology Committee member		Total Compensation
Robert M. Campana	$57,500	—		—		6,000		—		4,500		1,250		10,000	(3)	$79,250
Deborah J. Chadsey	57,500	—		—		—		6,250		10,875	(3)	—		5,000		79,625
Wilbur R. Davis	57,500	—		—		6,000		7,500	(3)	6,000		—		1,250		78,250
Timothy B. Fannin	57,500	51,000	(1)	7,500		—		5,000		3,125		—		—		124,125
Timothy M. Hunter	57,500	11,250	(2)	7,500		12,500	(3)	—		—		5,000		—		93,750
John P. Meegan	57,500	—		15,000	(3)	4,500		1,250		6,000		3,750		—		88,000
Mark A. Paup	57,500	—		—		—		1,250		6,000		3,750		5,000		73,500
David M. Tullio	57,500	—		7,500		4,500		1,250		—		8,750	(3)	—		79,500
Pablo A. Vegas	57,500	—		—		—		5,000		—		5,000		5,000		72,500
Amber L. Williams	38,333	—		—		—		2,500		1,500		—		—		42,333

Northwest Bancshares, Inc. Board and Board Committee meetings held for the year ended December 31, 2023
Northwest Bancshares, Inc. Board	Northwest Bancshares, Inc. Special Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Management Committee	Trust Committee	Innovation and Technology Committee
11	—	4	5	6	3	4	4

(1)	Denotes Chairman of the Board.
(2)	Denotes Vice Chairman of the Board.
(3)	Denotes Committee Chairperson.

Deferred Compensation Plan for Directors. We sponsor a non-qualified deferred compensation plan for directors (“Deferred Compensation Plan”) that enables a director to elect to defer all or a portion of their directors’ fees. The amounts deferred are credited with interest at the taxable equivalent rate received by Northwest Bank on its bank owned life insurance policies that insure the directors’ lives. Deferred amounts are payable upon retirement of a director on or after attaining age 59-1/2 but no later than age 72, in the form of a lump sum or installments over a three-, five- or ten-year period. In addition, the director may elect to receive payments upon reaching a predetermined age. Payments to a director, or to their designated beneficiary, may also be made from the Deferred Compensation Plan upon the director’s death, total and permanent disability, or termination of service from the Board. Participants in the Deferred Compensation Plan would not recognize taxable income with respect to the Deferred Compensation Plan benefits until the assets are actually distributed. Active directors are provided between $110,500 and $200,000 of term life coverage through our group life insurance policy. Coverage is subject to standard age reductions starting at age 65.

Retirement Plan for Directors. We maintain a retirement plan for outside directors (“Directors Plan”). Directors who have served on the Board for five years or more, were appointed as a director prior to September 30, 2022 and are not Northwest Bank employees are eligible to receive benefits under the Directors Plan. Upon a director’s retirement from the Board on or after five years of service and the attainment of age 60, the director is entitled to receive a retirement benefit equal to 60% of the annual retainer paid immediately prior to retirement plus 60% of the board meeting fees paid for the director’s attendance at board meetings at the annual rate which was in effect immediately prior to their retirement. If a director retires after five years or more of service but before attaining age 60, the director is entitled to one-half of the benefits otherwise available to them. Retirement benefits commence on the first day of the calendar quarter following the director’s attainment of age 65, or if retirement occurs later, on the first day of the calendar quarter following retirement. Such retirement benefits are paid for a period equal to the lesser of the number of a director’s completed full years of service, their life, or ten years. In the event the director dies before normal retirement age or after normal retirement age but before all retirement benefits to which they are entitled have been received, the director’s beneficiary or estate shall be paid a lump sum equal to the present value of the benefits that would have been paid had the director lived until all accrued retirement benefits had been paid. The retirement plan for outside directors was amended to freeze all benefits earned through December 31, 2012 based on the plan formula using years of service and a director’s compensation as of December 31, 2012. The amendments also provide that, for service commencing January 1, 2013, additional benefits will be earned equal to 1.25% of career average fees paid in cash for each year in the future. During the year ended December 31, 2023, we recognized expense of $124,679 for the Directors Plan.

Effective September 30, 2022, the Plan was amended to include a soft freeze. The soft freeze will allow those directors who were serving as a director on or before September 30, 2022, to continue to participate in the plan. Any director who becomes a director after September 30, 2022, will not be eligible to participate in the plan.

Directors Equity Awards. Options granted under our 2018 Equity Incentive Plan vest over either a five- or seven-year period, depending on year of grant. All nonstatutory options granted under the plan expire upon the earlier of ten years from the date of grant or, up to one year following the date the optionee ceases to be a director. However, in the event of termination of service due to death, disability, normal retirement or a change of control of Northwest Bancshares, Inc., nonstatutory options may be exercised for up to ten years from the date of grant. No options were granted under the 2022 Equity Incentive Plan.

RSAs granted under our 2022 Equity Incentive Plan fully vest one year after the day of grant and restricted shares granted under our 2018 Equity Incentive Plan vest over either a five- or seven-year period, depending on year of grant, with the first vesting on the day of grant. However, all awards will vest at the earlier of age 72 plus five years of service or upon a change in control, death or disability. All unvested awards will expire upon voluntary or involuntary termination before age 72. Dividends on the RSAs granted under the 2022 Equity Incentive Plan are declared but not paid until thirty days after the vesting date but participants can vote the unvested RSA. Dividends on restricted shares under the 2018 Equity Incentive Plan are paid on the unvested restricted stock and participants can vote the unvested restricted stock pursuant to the plans.

Transactions With Certain Related Persons

Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Federal regulations adopted under this law permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Northwest Bank offers its employees interest rate discounts of generally up to 50 basis points off the market rates on loans made by Northwest Bank to such persons for personal use. Our policy is that extensions of credit to any insider will be approved in advance by a majority vote of the Board of Directors if the aggregate of all extensions of credit to that insider and related interests exceeds $500,000 or 5% of Northwest Bank’s unimpaired capital and surplus, whichever is less. Also, all extensions of credit made to executive officers will be promptly reported to the Board of Directors or a committee thereof. Except for the interest rate discount described above, loans to our current directors, principal officers, nominees for election as directors, security holders known by us to own more than 5% of the outstanding shares of common stock, or associates of such persons (together, “specified persons”), are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Northwest Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

The following table sets forth loans made by Northwest Bank to its directors and executive officers where the largest amount of all indebtedness outstanding during the year ended December 31, 2023 and all amounts of interest payable during the year ended December 31, 2023 exceeded $120,000, and where the borrowers received interest rate discounts, as described above. These loans have otherwise been made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable loans with persons not related to Northwest Bank, and do not involve more than normal risk of collectability or present other unfavorable features.

Name	Position	Nature of transaction	Largest aggregate balance over disclosure period ($)	Interest rate (%)	Principal balance 12/31 ($)	Principal paid 01/01 to 12/31 ($)	Interest paid 01/01 to 12/31 ($)
Robert M. Campana	Director	Home equity line of credit	1,118,575	8.240	582,582	2,297,164	57,217
Robert M. Campana	Director	Mortgage loan	186,179	1.750	159,928	28,855	2,819
Robert M. Campana	Director	Mortgage loan to family member	346,906	3.750	338,967	8,647	12,888
Scott J. Watson	Executive Vice President, Chief Information Officer	Mortgage loan	556,514	2.500	544,144	13,481	13,787

The spouse of Director Mark Paup is a non-executive employee of Northwest Bank. For the year ended December 31, 2023, Mr. Paup’s spouse was paid $185,539 in total compensation by Northwest Bank. Total compensation was determined in the same manner as for the NEOs disclosed in the Summary Compensation table, which includes cash compensation, incentive stock awards and the change in pension value.

In addition, any business transactions between Northwest Bank and any Director or Executive Officer are reviewed to ensure they are both competitive and at terms that are at least as preferable for Northwest Bank as could be received in an arms-length transaction. Any such transactions are then reported to the Board of Directors, or committee thereof.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the year ended December 31, 2023 was KPMG LLP. Our Audit Committee has approved the engagement of KPMG LLP to be our independent registered public accounting firm for the year ending December 31, 2024, subject to the ratification of the engagement by our shareholders. At the Annual Meeting, the shareholders will consider and vote on the ratification of the engagement of KPMG LLP for the year ending December 31, 2024. A representative of KPMG LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Even if the selection of the independent registered public accounting firm is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of Northwest Bancshares, Inc. and its shareholders.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by KPMG LLP during the years ended December 31, 2023 and 2022.

The aggregate fees included in the Audit Fees category were fees agreed to be billed for the fiscal years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

	December 31, 2023	December 31, 2022
Audit Fees	$1,207,800	1,252,700
Audit-Related Fees	45,000	80,000
All Other Fees	3,450	3,560

Audit Fees. Audit fees for each of the years ended December 31, 2023 and 2022 were for professional services rendered for the audits of our consolidated financial statements and internal controls over financial reporting, review of the financial statements included in our quarterly reports on Form 10-Q and the internal controls attestation required under Federal Deposit Insurance Corporation regulations.

Audit-Related Fees. Audit-related fees for the years ended December 31, 2023 and 2022 were for procedures performed with respect to U.S. Department of Housing and Urban Development programs and consent letters. Such fees are reasonably related to the performance of the audit of and review of the financial statements and are not already reported in “Audit Fees,” above.

All Other Fees. Other fees for the year ended December 31, 2023 and 2022 were for access to the independent registered public accounting firm’s online technical database and for permissible tax services.

The Audit Committee has considered whether the provision of non-audit services, which relate to access to the online technical database and permissible tax services, is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that providing and performing such services does not affect the independence of KPMG LLP in performing its function as our independent registered public accounting firm.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. All audit-related fees and all other fees described above were approved either as part of our engagement of KPMG LLP or pursuant to the pre-approval policy described above.

The Audit Committee of the Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2024.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our NEOs is described in “PROPOSAL 1—ELECTION OF DIRECTORS—Compensation Discussion and Analysis” and “Executive Compensation”. Shareholders are urged to read these sections of this Proxy Statement, which discuss our compensation policies and procedures with respect to our NEOs.

Shareholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our NEOs by voting on the following advisory, non-binding resolution:

“RESOLVED, that the compensation paid to Northwest Bancshares, Inc.’s NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This advisory vote, commonly referred to as a “Say-on-Pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our shareholders and encourage all shareholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal 3.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an Annual Meeting of Shareholders. In order for a shareholder to properly bring business before an annual meeting, or to nominate a candidate for the Board of Directors, our Secretary must receive written notice not earlier than the 90th day nor later than the 80th day prior to the date of the annual meeting; provided, however, that in the event that less than 90 days’ notice or prior public disclosure of the date of the annual meeting is provided to shareholders, then, to be timely, notice by the shareholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice with respect to shareholder proposals that are not nominations for director must set forth as to each matter such shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such shareholder as they appear on Northwest Bancshares, Inc.’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of Northwest Bancshares, Inc. which are owned beneficially or of record by such shareholder and such beneficial owner; (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business; and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The notice with respect to director nominations must include (i) as to each individual whom the shareholder proposes to nominate for election as a director, (A) all information relating to such person that would indicate such person’s qualification under Article 2, Section 12 of our Bylaws, including an affidavit that such person would not be disqualified under the provisions of Article 2, Section 12 of the Bylaws and (B) all other information relating to such individual that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation; and (ii) as to the shareholder giving the notice, (A) the name and address of such shareholder as they appear on our books and of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of Northwest Bancshares, Inc. which are owned beneficially or of record by such shareholder and such beneficial owner; (C) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder; (D) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

The 2025 Annual Meeting of Shareholders is expected to be held April 17, 2025. Accordingly, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be received by our Secretary no earlier than January 17, 2025 and no later than January 27, 2025. If notice is received prior to January 17, 2025 or after January 27, 2025 it will be considered untimely, and we will not be required to present the matter at the shareholders meeting.

Nothing in this Proxy Statement shall be deemed to require us to include in our Proxy Statement and proxy relating to an annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2025 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at our executive office, 3 Easton Oval, Suite 500, Columbus, Ohio, 43219, no later than November 8, 2024. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

NOTICE OF A SOLICITATION OF PROXIES IN SUPPORT OF DIRECTOR NOMINEES

OTHER THAN THE COMPANY’S NOMINEES

In order to solicit proxies in support of director nominees other than the Company’s nominees for our 2025 Annual Meeting of Shareholders, a person must provide notice postmarked or transmitted electronically to our executive office, 3 Easton Oval, Suite 500, Columbus, Ohio, 43219, or emailing shareholderrelations@northwest.com, no later than February 17, 2024. Any such notice and solicitation shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Northwest Bancshares, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally, by phone or other forms of communication without additional compensation.

Our Annual Report on Form 10-K for the year ended December 31, 2023 has been mailed or made available online to all shareholders of record as of February 20, 2024. Any shareholder who has not received a copy of such Annual Report may obtain a copy by writing us.

ONLINE DELIVERY OF PROXY AND OTHER MATERIALS

We have elected to utilize Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders on the Internet. We believe that these rules allow us to provide our shareholders with the information they need to vote at our Annual Meeting, while also lowering the costs of delivery and reducing the environmental impact of producing and distributing the related proxy materials.

Since March 8, 2024, the proxy materials for the 2024 Annual Meeting (which includes the 2023 Annual Report to Shareholders) have been available at the following web site: www.proxyvote.com. Shareholders who wish to receive a printed copy of the proxy materials available on this web site may request copies in any of the following ways: (i) via the Internet, at www.proxyvote.com; (ii) by phone, at 1-800-579-1639; or (iii) by sending an e-mail to sendmaterial@proxyvote.com. Shareholders who are not eligible to vote at the Annual Meeting may find our 2023 Annual Report to Shareholders and the Notice of Annual Meeting and Proxy Statement on the Investor Relations portion of our website, www.northwest.com.

We encourage all of our shareholders who have Internet access to receive future proxy materials online rather than through the U.S. mail. By electing to receive our materials electronically, you will be supporting our efforts to add to shareholder value. Other benefits of this service include:

•	Receiving shareholder communications, including the Annual Report to Shareholders and Proxy Statement, as soon as they are available, thus eliminating the need to wait for them to arrive by mail;

•	Enjoying easier access to convenient online voting; and

•	Eliminating bulky paper documents from your personal files.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

We intend to deliver only one Annual Report on Form 10-K and Proxy Statement to multiple registered shareholders sharing the same address unless we receive contrary instructions from one or more of the shareholders. If individual shareholders wish to receive a separate copy of the Annual Report or Proxy Statement they may call or write and request separate copies currently or in the future as follows:

Shareholder Relations

Northwest Bancshares, Inc.

100 Liberty Street

P.O. Box 128

Warren, PA 16365

Phone: (800) 859-1000

Email: shareholderrelations@northwest.com

Registered shareholders sharing the same address and receiving multiple copies of Annual Reports or Proxy Statements may request the delivery of a single copy by writing or calling the above address or phone number.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Richard K. Laws
Richard K. Laws
Executive Vice President, Chief Legal Counsel and Corporate Secretary

Columbus, Ohio

March 8, 2024

3 EASTON OVAL SUITE 500 COLUMBUS, OH 43219

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 17, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NWBI2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 17, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by 11:59 p.m. Eastern Time on April 17, 2024.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V29851-P04150-Z86803       KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS REVOCABLE PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHWEST BANCSHARES, INC. The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	The election as directors of all nominees listed below (except as marked to the contrary at the right).	☐	☐	☐
Nominees:
1) Deborah J. Chadsey
2) Wilbur R. Davis
3) Timothy M. Hunter
4) David M. Tullio

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2024.						☐	☐	☐

3.	An advisory, non-binding resolution to approve the executive compensation described in the Proxy Statement.						☐	☐	☐

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of the Annual Meeting, a Proxy Statement dated March 8, 2024 and Annual Report on Form 10-K.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement, Summary Annual Report, Annual Report on Form 10-K and Proxy Card are available at www.proxyvote.com.

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REVOCABLE PROXY

NORTHWEST BANCSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 18, 2024

The signer(s) on the reverse side hereby appoint(s) the official proxy committee, consisting of the entire Board of Directors, with full powers of substitution, to act as attorneys and proxies, to vote all shares of Common Stock of the Company which the signer(s) is/are entitled to vote at the 2024 Annual Meeting of Shareholders (“Meeting”) to be held on April 18, 2024 at www.virtualshareholdermeeting.com/NWBI2024 at 11:00 a.m., Eastern Time. The official proxy committee is authorized to cast all votes to which the signer(s) is/are entitled as indicated on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Should the signer(s) be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the decision of the shareholder(s) to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting.

3 EASTON OVAL SUITE 500 COLUMBUS, OH 43219

INSTRUCT BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 15, 2024. Have your vote authorization form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NWBI2024

INSTRUCT BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 15, 2024. Have your vote authorization form in hand when you call and then follow the instructions.

INSTRUCT BY MAIL

Mark, sign and date your vote authorization form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your vote authorization form must be received by 11:59 p.m. Eastern Time on April 15, 2024.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V29853-P04150-Z86803       KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — ——

DETACH AND RETURN THIS PORTION ONLY

THIS VOTE AUTHORIZATION FORM IS VALID ONLY WHEN SIGNED AND DATED.

NORTHWEST BANCSHARES, INC. NORTHWEST BANK 2015 AMENDED AND RESTATED 401(K) PLAN VOTE AUTHORIZATION FORM		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you issue voting instructions FOR the following:		☐	☐	☐

1.	The election as directors of all nominees listed below (except as marked to the contrary at the right).
Nominees:
1) Deborah J. Chadsey
2) Wilbur R. Davis
3) Timothy M. Hunter
4) David M. Tullio

The Board of Directors recommends you issue voting instructions FOR the following proposals:						For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2024.					☐	☐	☐

3.	An advisory, non-binding resolution to approve the executive compensation described in the Proxy Statement.					☐	☐	☐

The undersigned acknowledges receipt from the Company prior to the execution of this vote authorization form of the Notice of the Annual Meeting, a Proxy Statement dated March 8, 2024 and Annual Report on Form 10-K.

Please sign exactly as your name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

NORTHWEST BANCSHARES, INC. CONFIDENTIAL VOTING INSTRUCTION

Solicited on behalf of the Trustee of the Northwest Bank 2015 Amended and Restated 401(k) Plan

(401(k) Plan)

I understand that I have the right to direct the Trustee for the 401(k) Plan to vote all shares of Common Stock of Northwest Bancshares, Inc. held in my account in the 401(k) Plan. I have been advised that my voting instructions are solicited for the Annual Meeting of Shareholders of Northwest Bancshares, Inc. to be held on April 18, 2024 or an adjournment or postponement thereof.

If I do not return this form in a timely manner, shares representing my interest in said plan will be voted in the same proportion as shares for which proper instructions have been received. If I direct the Trustee to “ABSTAIN”, shares representing my interest in the 401(k) Plan will not be voted.

I understand that my voting instructions will be kept confidential. I acknowledge receipt of the Notice of Annual Meeting and Proxy Statement dated March 8, 2024, Summary Annual Report, Annual Report on Form 10-K and the Vote Authorization Form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement, Summary Annual Report, Annual Report on Form 10-K and Vote Authorization Form are available at www.proxyvote.com.

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V29854-P04150-Z86803

VOTE AUTHORIZATION FORM

NORTHWEST BANCSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 18, 2024

The signer on the reverse side hereby directs the 401(k) Plan Trustee to vote all shares of Common Stock of Northwest Bancshares, Inc. held in the signer’s 401(k) Plan account at the 2024 Annual Meeting of Shareholders (“Meeting”) to be held on April 18, 2024 at www.virtualshareholdermeeting.com/NWBI2024, at 11:00 a.m., Eastern Time. The 401(k) Plan Trustee is authorized to cast all votes with respect to the shares held in this account as indicated on the reverse side.

THIS VOTE AUTHORIZATION FORM WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, AND THIS VOTE AUTHORIZATION FORM IS RETURNED SIGNED, THIS VOTE AUTHORIZATION FORM WILL BE VOTED FOR EACH OF THE DIRECTORS AND EACH OF THE PROPOSALS STATED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS VOTE AUTHORIZATION FORM WILL BE VOTED BY THE 401(k) PLAN TRUSTEE IN THE BEST INTEREST OF PARTICIPANTS AND BENEFICIARIES OF THE 401(k) PLAN. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS VOTE AUTHORIZATION FORM IS SOLICITED BY THE 401(k) PLAN TRUSTEE.